UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Hill-Rom Holdings, Inc.

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HILL-ROM HOLDINGS, INC.

PROXY

STATEMENT

Annual Meeting of Shareholders

February 25, 2020

1:15 p.m. (Eastern Time)

Cary, North Carolina

HILL-ROM HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held February 25, 2020

The Annual Meeting of Shareholders of Hill-Rom Holdings, Inc., an Indiana corporation (“Hillrom”), will be held at the following time and location, and for the following purposes:

Tuesday, February 25, 2020, at 1:15 p.m., Eastern time.

Embassy Suites by Hilton Raleigh Durham Research Triangle, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.

(1) (2)

To elect eleven (11) members to the Board of Directors to serve one-year terms expiring at the 2021 annual meeting or until their successors are elected and qualified;

To consider and vote on a non-binding proposal to approve, on an advisory basis, the compensation of Hillrom’s named executive officers;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Hillrom for fiscal year 2020;

(4)	To approve an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by an additional 1,000,000 shares; and

(5)	To transact any other items of business that may properly be brought before the meeting and any postponement or adjournment thereof.

Only shareholders of record as of the close of business on January 2, 2020 are entitled to vote at the meeting. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the internet, by telephone, or via mail, as promptly as possible.

By Order of the Board of Directors

Deborah M. Rasin
Secretary

January 15, 2020

TABLE OF CONTENTS

EXECUTIVE SUMMARY	1

GENERAL INFORMATION ABOUT THE MEETING AND VOTING	5

PROPOSALS REQUIRING YOUR VOTE	9
Proposal No. 1 – Election of Directors	9
Proposal No. 2 – Non-Binding Vote on Executive Compensation	14
Proposal No. 3 – Ratification of the Appointment of the Independent Registered Public Accounting Firm	15
Proposal No. 4 – Approval of Amendment to the Hill-Rom Holdings, Inc. Employee Stock Purchase Plan	16

CORPORATE GOVERNANCE	21

AUDIT COMMITTEE REPORT	25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27

COMPENSATION DISCUSSION AND ANALYSIS	29
Compensation and Management Development Committee Report	29
Detailed Table of Contents for CD&A	29

SUMMARY COMPENSATION TABLE	46

PAY RATIO DISCLOSURE	56

DIRECTOR COMPENSATION	57

EQUITY COMPENSATION PLAN INFORMATION	59

DELINQUENT SECTION 16(a) REPORTS	60

APPENDIX A – RECONCILIATION OF NON-GAAP AND GAAP FINANCIAL MEASURES	61

Proxy Statement

This proxy statement relates to the solicitation by the Board of Directors (the “Board”) of Hill-Rom Holdings, Inc. (“Hillrom”, the “Company”, “we”, “us” or “our”), of proxies for use at the annual meeting of Hillrom’s shareholders (the “meeting”) to be held at Embassy Suites by Hilton Raleigh Durham Research Triangle, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513, on Tuesday, February 25, 2020, at 1:15 p.m., Eastern time, and at any adjournments of the meeting. This proxy statement and the enclosed form of proxy were mailed initially to shareholders on or about January 15, 2020.

Executive Summary

This summary highlights selected information in this proxy statement. Please review this entire proxy statement and the Hillrom 2019 Letter to Shareholders before voting. Measures used in this proxy statement that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are each defined and reconciled to the most directly comparable GAAP measure in Appendix A. This proxy statement and the Hillrom 2019 Letter to Shareholders are available at www.proxyvote.com.

Key Fiscal Year 2019 Achievements

In fiscal year 2019, Hillrom:

•	Increased reported revenue by 2% to $2.91 billion as compared to fiscal year 2018, or 3% on a constant currency basis. On a comparable basis under Accounting Standards Codification Topic 606 (“ASC 606”), revenue increased by 3%, or 4% on a constant currency basis.

•	Increased reported operating margin by 70 basis points to 10.9%. Adjusted operating margin increased by 80 basis points to 17.8% on a comparable basis under ASC 606.

•	Reported earnings per diluted share (“EPS”) declined by 40% to $2.25, primarily due to the one-time tax benefit recorded in fiscal 2018 related to the Tax Cuts and Jobs Act and the loss and related tax expense on the disposition of our consumable surgical products business. Adjusted EPS grew by 9% to $5.08 on a comparable basis under ASC 606.

•	Generated operating cash flow for the year of $401 million, an increase of 2%, and increased free cash flow by 7% to $328 million.

•	Achieved a total shareholder return (“TSR”) of 12.8% during fiscal year 2019. Over the last three years, our TSR has outpaced the S&P 500 and the median of our TSR Peer Group (as defined later in this proxy statement).

•	Delivered significant value to shareholders through increased dividends and share repurchases. Hillrom raised its dividend for the ninth consecutive year and returned $177 million to shareholders through dividends and share repurchases during fiscal year 2019.

•	Advanced category leadership with a new and unified Hillrom brand, and achieved over $450 million in new product revenue during fiscal 2019, with contributions from across all three Hillrom businesses.

•	Defined a new standard of care with the commercial launch and integration of the EarlySense® continuous, contact-free heart rate and respiratory rate sensing and analytical technology into Hillrom’s Centrella® Smart+ bed platform. EarlySense technology alerts clinicians to potential patient deterioration events much earlier than traditional monitoring methods, enabling health teams to intervene more effectively.

•	Introduced the new Welch Allyn® RetinaVue® 700 Imager, a handheld retinal camera that enables remote ophthalmologists to diagnose diabetic retinopathy in patients with diabetes during routine primary care office visits. This next-generation device is a simpler, faster and more cost-effective way to help customers achieve patient compliance with eye exams and detect vision-threatening disease earlier.

•	Invested in innovation, connectivity and data to bring advanced, actionable point-of-care data and solutions to caregivers and healthcare provider organizations. The Company’s future digital offerings are intended to analyze real-time sensing data from medical devices and historical medical record information, and communicate potential patient risk and hospital protocol actions directly to caregivers, in real-time, at the point of care.

•	Drove Hillrom’s vision of “advancing connected care” with the acquisition of Voalte, a pioneer and leader in real-time, mobile healthcare communications that simplify communications and improve workflows and outcomes across healthcare systems. The combination strengthens Hillrom’s connected solutions, including smart hospital beds, vital signs monitors, and its evolving digital offering to help care teams deliver better care to patients.

•	Expanded the Company’s respiratory care portfolio with the acquisition of Breathe Technologies, Inc., a developer and manufacturer of a patented wearable, non-invasive ventilation technology that supports improved patient mobility in a broad range of reimbursable conditions including COPD, interstitial lung disease, restrictive thoracic disorder and post-lung-transplant rehab.

•	Completed the sale of the Company’s surgical consumable products, including Bard-Parker® conventional and safety scalpels and blades, and a variety of other operating room accessories. The sale underscores the Company’s strategic focus on advancing connected care in high-growth, high-margin categories where Hillrom can demonstrate leadership.

•	Promoted excellence in the workplace and was recognized in 2019 with multiple designations, including gold status by the American Heart Association’s Workplace Index, Ecovadis Gold Award for Sustainability, Women’s Forum of New York Corporate Champion, Great Place to Work Award in France, and the Dave Thomas Foundation for Adoption 2019 100 Best Adoption Friendly Workplaces.

Voting Matters and Board Recommendations

Proposal	Recommendation of the Board	Page References
To elect eleven (11) members to the Board of Directors, each for one-year terms	FOR all nominees	9
To approve, on an advisory basis, the compensation of Hillrom’s named executive officers	FOR the proposal	14
To ratify the appointment of PricewaterhouseCoopers LLP as Hillrom’s independent registered public accounting firm for fiscal year 2020	FOR ratification of the appointment	15
To approve an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by an additional 1,000,000 shares	FOR the proposal	16

Additional important information about the meeting and voting can be found in the section entitled “General Information About the Annual Meeting and Voting” beginning on page 5.

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Governance Highlights

Our Board believes that good corporate governance enhances shareholder value. Our governance practices include:

Governance Practice	Description	For More Information
Director Independence	All of our directors, except our CEO, are independent	21-22
Non-Executive Chair	We have a non-executive, independent Board chair	21
Director Attendance	During the fiscal year ended September 30, 2019, our incumbent members of the Board attended on average 100% of Board and their respective committee meetings, and each attended at least 75% of the meetings of the Board and their respective committee meetings	22
Annual Director Election/ Resignation Policy	Our directors are elected annually, and we have a resignation policy if a director fails to garner a majority of votes cast	7-9
Executive Session	Our independent directors meet regularly in executive session without management and non-independent directors present	21
Independent Compensation Consultant	We have a fully independent compensation consultant	31

Executive Compensation Highlights

Hillrom’s compensation program is designed to align the compensation of each named executive officer (“NEOs” or “Named Executive Officers”) with Hillrom’s performance and the interests of our shareholders, and to provide the proper incentives to attract, retain and motivate key personnel in a clear, transparent manner. In order to do this, we:

•	consider, as an initial market check, the 50th percentile of compensation opportunity provided by companies with which we compete for executive talent;

•	provide an annual cash incentive award based on meaningful company performance metrics such as revenue, free cash flow and adjusted earnings per share (as defined under the Company’s BIG Plan, as defined below), where applicable, and which can be modified upward or downward based on individual performance; and

•	align long-term equity compensation with our shareholders’ interests by linking realizable pay with stock performance through a combination of performance stock units (50% of the award), restricted stock units (25% of the award), and stock options (25% of the award).

Last year’s Non-Binding Vote on Executive Compensation received support of approximately 98% of our shareholders (excluding abstentions and broker non-votes). Based on the results of the shareholder vote, we believe our overall executive compensation program is aligned with the interests of our shareholders.

In fiscal 2019, we rebranded our annual short-term incentive program as Business Incentive for Growth (the “BIG Plan”). As part of our ongoing efforts to align our overall executive compensation program with the interests of our shareholders, the BIG Plan retained the structure of our prior short-term incentive program, but is designed to better align target incentive compensation with the performance of our business units by employing differentiated funding pools for each of the business units. For more information about the BIG Plan, see “Compensation Discussion & Analysis – Elements of Executive Compensation – Annual Cash Incentives.”

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In summary, we compensate our NEOs as follows:

Component of Compensation	Form of Compensation	For More Information
Base Salary	Annual Cash Salary	36
Annual Cash Incentives	Annual cash incentive payable for achieving pre-established goals granted under our BIG Plan	37-39
Long-Term Equity Incentives	Stock Options (25% of annual grant value) Restricted Stock Units (25% of annual grant value) Performance Stock Units (50% of annual grant value)	39-43

We also adhere to several additional principles regarding executive compensation for our NEOs, which we believe highlight the strength of both our governance practices and our overall executive compensation program:

Executive Compensation Principle	Description	For More Information
Stock Ownership	We require significant stock ownership by all of our senior executive officers, including 6X base salary for our CEO	43
Clawback, Anti-Hedging and Anti-Pledging Policies	We have clawback, anti-hedging and anti-pledging policies	34, 43
No Single-Trigger Change in Control Agreements	We have no single-trigger change in control agreements	43-44
At-Will Employment Agreements	Our executives all have at-will employment agreements	44-45
No Re-Pricing of Stock Options; No Buy-Back of Equity Grants	We do not re-price stock options or buy-back equity grants	43
No Gross-Ups for 280G Excise Taxes Related to Change in Control Agreements	We do not provide gross-ups for 280G excise taxes related to change in control agreements	44

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General Information About the Meeting and Voting

1.	Who may vote?

Shareholders holding shares of Hillrom common stock as of the close of business on January 2, 2020 (the “record date”) are entitled to vote at the meeting.  At the close of business on the record date, there were 66,956,366 shares of common stock outstanding and entitled to vote at the meeting.  Common stock is the only class of stock outstanding and entitled to vote. You have one vote for each share of common stock held as of the record date, which may be voted on each proposal presented at the meeting.

2.	How can I elect to receive my proxy materials electronically?

If you would like to reduce the costs incurred by us in mailing proxy materials, you can elect to receive all future proxy statements, proxy cards and annual reports electronically.  To sign up for electronic delivery, follow the instructions provided with your proxy materials and on your proxy card or voting instruction card, or go to https://enroll.icsdelivery.com/hrc. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

3.	Can I vote my shares by filling out and returning the Notice Regarding the Availability of Proxy Materials?

No. See Question 6 “How do I vote?” for more information on how to vote.

4.	How can I access the proxy materials over the internet?

You can view the proxy materials for the meeting on the internet at www.proxyvote.com. Please have your 12-digit control number available, which can be found on your Notice Regarding the Availability of Proxy Materials or on your proxy card or voting instruction form.  Our proxy materials are also available on our website at http://ir.hill-rom.com.

5.	How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;

•	FOR the non-binding approval of the compensation of Hillrom’s NEOs;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Hillrom’s independent registered public accounting firm; and

•	FOR the approval of an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by an additional 1,000,000 shares.

6.	How do I vote?

You may vote by any of the following methods:

•	By Telephone or Internet — You may submit your proxy vote by following the instructions provided in the Notice Regarding the Availability of Proxy Materials, or by following the instructions provided with your proxy materials and on your proxy card or voting instruction form.

•	By Mail — You may submit your proxy vote by mail by signing a proxy card and mailing it in the enclosed envelope if your shares are registered directly in your name or, for shares held beneficially in street name, by following the voting instructions provided by your broker, trustee or nominee.

•	In Person at the Meeting — You may vote in person at the meeting or may be represented by another person at the meeting by executing a proxy designating that person.

7.	If I voted by telephone or internet and received a proxy card in the mail, do I need to return my proxy card?

No.

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8.	Can I change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before the voting polls are closed at the meeting by the following methods:

•	voting at a later time by telephone or internet (up to 11:59 p.m. Eastern time on the day before the meeting),

•	writing our Corporate Secretary at: Hill-Rom Holdings, Inc., 130 East Randolph, Suite 1000, Chicago, Illinois 60601, or

•	giving notice of revocation to the Inspector of Election at the meeting.

If you are a street name shareholder and you voted by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

9.	What happens if I do not specify a choice for a proposal when returning a proxy?

If you are a shareholder of record and your proxy card is signed and returned without voting instructions, it will be voted according to the recommendation of the Board.

If you are a street name shareholder and fail to provide voting instructions, your broker, bank or other holder of record is permitted to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, they may not vote on the election of directors or the other proposals listed herein absent instructions from you. Without your voting instructions, a “broker non-vote” will occur with respect to those other proposals.

10.	How are votes, including broker non-votes and abstentions, counted?

Votes are counted in accordance with both our Amended and Restated Code of By-laws (our “By-laws”) and Indiana law. A broker non-vote or abstention will be counted towards a quorum. Broker non-votes will not be counted in the election of directors or the votes on any of the other proposals (except for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, as described in Question 9).

11.	What constitutes a quorum?

A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted as represented at the meeting for purposes of determining whether a quorum is present.

12.	What happens if other matters come up at the meeting?

The matters described in the Notice of Annual Meeting of the Shareholders are the only matters we know of that will be voted on at the meeting. If other matters are properly presented at the meeting, the persons named on the proxy card or voting instruction form will vote your shares according to their best judgment.

13.	Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., an independent tabulator appointed by the Board, will count the votes and act as the Inspector of Election.  The Inspector of Election will have the authority to receive, inspect, electronically tally and determine the validity of the proxies received.

14.	Who can attend the meeting?

Admission to the meeting is limited to shareholders of Hillrom as of the record date, persons holding validly executed proxies from shareholders who held Hillrom common stock as of the record date, and invited guests of Hillrom.

In order to be admitted to the meeting in person, you should pre-register by contacting Hillrom’s Investor Relations department at investors@Hillrom.com, or in writing to Investor Relations, Hill-Rom Holdings, Inc., 130 East Randolph, Suite 1000, Chicago, Illinois 60601, no later than February 18, 2020. Additionally, proof of ownership of Hillrom stock must be shown at the door. Failure to pre-register or to provide adequate proof that you were a shareholder as of the record date may prevent you from being admitted to the meeting. Please read the following rules carefully because they specify the documents that you must bring with you to the meeting in order to be admitted.

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If you were a record holder of Hillrom common stock as of the record date, then you must bring a valid government-issued personal identification (such as a driver’s license or passport).

If a broker, bank, trustee or other nominee was the record holder of your shares of Hillrom common stock as of the record date, then you must bring:

•	Valid government-issued personal identification (such as a driver’s license or passport), and

•	Proof that you owned shares of Hillrom common stock as of the record date.

If you are a proxy holder for a shareholder of Hillrom, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a shareholder of Hillrom who owned shares of Hillrom common stock as of the record date,

•	Valid government-issued personal identification (such as a driver’s license or passport), and

•	Proof of the shareholder’s ownership of shares of Hillrom common stock as of the record date.

15.	How many votes must each proposal receive to be adopted?

Directors are elected by a plurality of the votes cast by shareholders entitled to vote, which means that nominees who receive the greatest number of votes will be elected even if such amount is less than a majority of the votes cast. However, our Corporate Governance Standards provide that, prior to the meeting, director nominees shall submit a letter of resignation that is effective in the event such director receives a greater number of votes “withheld” from his or her election than votes “for” such election.  The Board is required to accept the resignation unless the Board determines that accepting such resignation would not be in the best interests of Hillrom and its shareholders.

The non-binding proposal to approve the compensation of our NEOs and the proposal to ratify the appointment of the independent registered public accounting firm will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

Approval of the proposal to amend the Company’s Employee Stock Purchase Plan requires the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the meeting.

16.	Who pays for the proxy solicitation related to the meeting?

We do. In addition to sending you or making available to you these materials, some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by Hillrom, postings on our website, and advertisements in periodicals. None of our officers or employees will receive any extra compensation for soliciting you. We have retained Innisfree M&A Incorporated to assist us in soliciting your proxy for an estimated fee of $10,000 plus reasonable out-of-pocket expenses. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the Notice Regarding the Availability of Proxy Materials or proxy materials to the beneficial owners of Hillrom common stock.

17.	If I want to submit a shareholder proposal for the 2021 annual meeting, when is it due and how do I submit it?

In order for shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be presented at our 2021 annual meeting of shareholders and included in our proxy statement and form of proxy relating to that meeting, such proposals must be submitted to the Corporate Secretary of Hillrom at our registered offices in Chicago, Illinois no later than September 17, 2020, which is 120 days prior to the calendar anniversary of the mailing date of this proxy statement.

In addition, our By-laws provide that for business to be brought before a shareholders’ meeting by a shareholder or for nominations to the Board of Directors to be made by a shareholder for consideration at a shareholders’ meeting, notice thereof must be received by the Corporate Secretary of Hillrom at our registered offices not later than 100 days prior to the anniversary of the immediately preceding annual meeting, or not later than November 27, 2020 for the 2021 annual meeting of shareholders. The notice must also provide certain information set forth in our By-laws.

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18.	How can I obtain a copy of the Annual Report on Form 10-K?

You may receive a hard copy of proxy materials, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, by following the directions set forth on the Notice Regarding the Availability of Proxy Materials.  The Annual Report on Form 10-K for the fiscal year ended September 30, 2019 is also available on our website at http://ir.hill-rom.com.

19.	Where can I find the voting results of the meeting?

We will announce preliminary voting results at the conclusion of the meeting and publish the final voting results in a Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the conclusion of the meeting.

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Proposals Requiring Your Vote

Proposal No. 1 – Election of Directors

The Board currently consists of ten (10) members, and the terms of all the directors expire at the meeting. The shareholders will elect eleven (11) members of the Board to serve one-year terms expiring at the 2021 annual meeting of shareholders. Unless authority is withheld, all shares represented by proxies submitted pursuant to this solicitation (other than broker non-votes) will be voted in favor of electing as directors the nominees listed below for the terms indicated. If any of these nominees should be unable to serve, shares represented by proxies may be voted for a substitute nominee selected by the Board, or the position may become vacant.

The Board of Directors recommends that shareholders vote “FOR” the election to the Board of Directors of each of the nominees named below.

NOMINEES

Name	Age	Principal Occupation/Professional Background	Director Since
William G. Dempsey	68	Chair of the Board Hillrom	2014
John P. Groetelaars	54	President and Chief Executive Officer Hillrom	2018
Gary L. Ellis	63	Retired Chief Financial Officer Medtronic plc	2017
Stacy Enxing Seng	55	Venture Partner, Lightstone Venture Capital	2015
Mary Garrett	61	Retired Vice President of Global Marketing IBM	2017
James R. Giertz	62	Retired Senior Vice President and Chief Financial Officer H.B. Fuller Company	2009
William H. Kucheman	70	Retired Interim Chief Executive Officer Boston Scientific Corp.	2013
Ronald A. Malone	65	Retired Chairman Gentiva Health Services, Inc.	2007
Gregory J. Moore	55	Corporate Vice President, Health Technology and Alliances at Microsoft Corporation	2019
Felicia F. Norwood	60	Executive Vice President and President of the Government Business Division at Anthem, Inc.	N/A
Nancy M. Schlichting	65	Retired Chief Executive Officer Henry Ford Health System	2017

* Ms. Norwood was recommended to the Board by Spencer Stuart, an independent, third-party search firm.

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WILLIAM G. DEMPSEY

Mr. Dempsey has served as a director of Hillrom since 2014. Mr. Dempsey served as Executive Chair of the Board from March 6, 2018 through July 16, 2018, at which time he returned to his position as non-executive Chair of the Board. Mr. Dempsey previously held various executive positions with Abbott Laboratories from 1982 until 2007, including Executive Vice President of Global Pharmaceuticals from 2006, Senior Vice President of Pharmaceutical Operations from 2003 and Senior Vice President of International Operations from 1999. He currently serves as a director of Ashland, Inc. (where he serves on the audit, and governance and nominating committees), and was previously on the boards of Nordion, Inc. through 2014, Hospira, Inc., through 2015 and Landauer Inc., through 2017. He has previously served as a member of the Salvation Army Advisory Board in Chicago, as Chairman of the International Section of the Pharmaceutical Research and Manufacturers of America (PhRMA) and as Chairman of the Accelerating Access Initiative (a cooperative public-private partnership of UNAIDS, the World Bank, and six research-based pharmaceutical companies). He is a member of the Board of Trustees for the Guadalupe Center in Immokalee, Florida. Mr. Dempsey has extensive experience in the health care industry, including positions in management and on the boards of several companies. In addition, his international operations experience and his service as a senior officer at a large company makes him highly qualified to serve on the Board.

JOHN P. GROETELAARS

Mr. Groetelaars was elected President & Chief Executive Officer of Hillrom and appointed to serve as a director effective May 14, 2018. Mr. Groetelaars most recently served as executive vice president and president of the Interventional Segment at Becton, Dickinson and Company, which he joined in December 2017 following its acquisition of C.R. Bard Inc. He previously served in a variety of progressive roles at C.R. Bard during his 10-year career there, including as a group president from 2015 to 2017. Mr. Groetelaars joined C.R. Bard in 2008 as vice president and general manager, Davol Inc., and was appointed president of Davol in 2009. In 2013, Mr. Groetelaars was promoted to group vice president and in 2015 he was promoted to group president, a position he held until C.R. Bard was acquired by Becton, Dickinson and Company in December 2017. Prior to joining C.R. Bard, Mr. Groetelaars held various international leadership positions in Canada, Denmark and the United Kingdom at Boston Scientific Corporation from 2001 until 2008. Prior to joining Boston Scientific, Mr. Groetelaars held positions in general management, marketing, business development and sales with Guidant Corporation and with Eli Lilly. Mr. Groetelaars’ extensive experience in the medical device industry, including his multinational experience with substantial public medical device companies and leadership roles in global strategy, operations, sales and business development make him highly qualified to serve as the president and chief executive officer (“CEO”) of Hillrom as well as a member of the Board.

GARY L. ELLIS

Mr. Ellis has served as director of Hillrom since 2017. He was previously Chief Financial Officer and Senior Vice President of Medtronic plc. Mr. Ellis also serves as an independent director of The Toro Company (where he serves as lead director, serves as the chair of the finance committee and serves on the audit committee) and Inspire Medical Systems, Inc. (where he serves as the chair of the nominating committee). He is a Certified Public Accountant. Mr. Ellis brings significant financial leadership experience and expertise to the Board and provides oversight regarding capital structure, financial condition and policies, long-range financial objectives, financing requirements and arrangements, capital budgets and expenditures, risk-management, and strategic planning matters. Additionally, Mr. Ellis contributes his international experience managing worldwide financial operations and analyzing financial implications of merger and acquisition transactions, as well as aligning business strategies and financial decisions.

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STACY ENXING SENG

Ms. Enxing Seng has served as director of Hillrom since 2015.  She is the former President, Vascular Therapies of Covidien from 2011 to 2014 and prior to that was President of Peripheral Vascular of Covidien from 2010 to 2011.  Ms. Enxing Seng joined Covidien in 2010 through the $2.6B acquisition of ev3 Incorporated, where she was a founding member and executive officer responsible for leading their Peripheral Vascular division from 2001 to 2010.  Prior to that, she held positions of increasing responsibility with SCIMED, Boston Scientific, American Hospital Supply and Baxter.  Ms. Enxing Seng currently is a Venture Partner with Lightstone Venture Capital and serves as chairwoman of Cala Health and serves on the boards of LivaNova PLC, PreCardia Inc., Sonova Holding AG, Solace Therapeutics and Fogarty Institute for Innovation, and was formerly on the boards of Claret Medical, Inc., Spirox, Inc., FIRE 1 Medical Incubator and CV Ingenuity. Ms. Enxing Seng has broad experience as a former senior executive responsible for a world-wide business unit of a major medical device company.  In addition, she has significant experience as a co-founder of a successful medical device start-up.  Her operational experience at a large medical device company, combined with her broad scope experience gained from her role as a co-founder of a medical device company, provide the Board with valuable insights across marketing, sales, innovation and a variety of other medical device related areas.

MARY GARRETT

Ms. Garrett has served as director of Hillrom since 2017. Ms. Garrett most recently served as CMO of Global Markets for IBM Corporation, a leading global provider of technology products and services.  She joined IBM as an electrical engineer and went on to serve in a number of senior roles including: Partnership Executive for Memorial Sloan Kettering, Vice President, Small and Medium Business for Global Technology Services, Vice President of Marketing for Global Technology Services, and Vice President of Marketing for eBusiness Hosting. Ms. Garrett currently serves as a board member and on the audit committee for Ethan Allen Interiors, Inc. She is a member of the strategic planning committee of the Nuvance Health Network and is on the board of Danbury Hospital. She is an active mentor in W.O.M.E.N. in America, a professional development group aimed at advancing promising women, and serves as an Advisor for the World 50 Organization. She is President, M.Power Coaching and Consulting, focused on developing leaders and aligning brand, culture and customer experience for business vitality and growth. Ms. Garrett has extensive experience in the technology industry, including digital transformation, data and cognitive analytics, cybersecurity, and cloud computing. In addition, her broad international background, marketing expertise, and business leadership experience, as well as experience as a public company director make her highly qualified to serve on the Board.

JAMES R. GIERTZ

Mr. Giertz has served as a director of Hillrom since 2009.  He served as the Senior Vice President and Chief Financial Officer of H.B. Fuller Company, St. Paul, Minnesota from March 2008 until his retirement in February 2017. Prior to joining H.B. Fuller, he served as Senior Managing Director, Chief Financial Officer and, for several months in 2007 a director, of Residential Capital, LLC, one of the largest originators, servicers and securitizers of home loans in the United States.  Prior to that, he was Senior Vice President of the Industrial Products division, and Chief Financial Officer of Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts.  In addition, Mr. Giertz served as assistant treasurer of the parent company at General Motors, and also held several international treasury positions in Canada and Europe. Mr. Giertz currently serves as a director of Schneider National, Inc. and Chairs the Audit Committee. Mr. Giertz has extensive experience in financial statement preparation and accounting, and operations, and his service as a senior officer in large corporations brings knowledge and valuable insight to the Board.  In addition, his international experience is a valuable asset to the Board.

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WILLIAM H. KUCHEMAN

Mr. Kucheman has served as a director of Hillrom since 2013. He previously served as interim Chief Executive Officer for Boston Scientific Corp. Before being named interim CEO in October 2011, he was Executive Vice President and President of the Cardiology, Rhythm and Vascular (CRV) Group of Boston Scientific. He joined the company in 1995 as a result of Boston Scientific’s acquisition of SCIMED Life Systems, Inc., becoming Senior Vice President of Marketing. In this role, Mr. Kucheman was responsible for global marketing. He has served on several industry boards, including the board of directors of the Global Health Exchange and on the boards of several non-public companies. Mr. Kucheman’s board of directors experience includes committee membership in audit, mergers and acquisitions, compensation and management development, and sales effectiveness. His executive experience with invasive medical devices, including FDA regulation, commercialization process, government reimbursement, and clinical marketing, makes him highly qualified to serve on the Board.

RONALD A. MALONE

Mr. Malone has served as a director of Hillrom since 2007. He served as Chairman of the Board of Gentiva Health Services from 2002 to 2011, as Chief Executive Officer from 2002 through 2008, and as a director through 2012. He joined Gentiva in 2000 as Executive Vice President and President of Gentiva’s Home Health Division. Prior to joining Gentiva, he served in various positions with Olsten Corporation including Executive Vice President of Olsten Corporation and President, Olsten Staffing Services, United States and Canada. He is a former director of the National Association for Home Care & Hospice and a former director and chairman of the Alliance for Home Health Quality and Innovation. Mr. Malone has an intimate knowledge of home health, hospice and other health care provider businesses and expertise in the regulatory landscape affecting healthcare companies. In addition, his experience as an officer of other health care companies provides the Board with valuable operational experience.

GREGORY J. MOORE, MD, PhD

Mr. Moore has served as a director of Hillrom since 2019. He is Corporate Vice President, Health Technology and Alliances at Microsoft Corporation. Mr. Moore is an engineer (Massachusetts Institute of Technology PhD), practicing neuroradiologist, clinical informaticist, and innovator experienced in assembling and inspiring highly talented teams to positively transform healthcare and life sciences for the benefit of humankind leveraging technology, AI and machine learning. Mr. Moore is a former Vice President Google Inc., Google Cloud Healthcare & Life Sciences. As Google’s senior healthcare leader globally, Mr. Moore lead the healthcare vertical for Google Cloud and also partnered closely with various Google teams and the Alphabet companies in the life sciences domains to guide and develop innovative healthcare and life sciences products and solutions leveraging AI, machine learning and advanced analytics at scale to positively impact healthcare quality, value, access and delivery globally. Mr. Moore is board certified in Diagnostic Radiology, Neuroradiology and Clinical Informatics and is also an Adjunct Clinical Professor of Radiology at Stanford University School of Medicine. Prior to his leadership appointment at Google, Mr. Moore was Chief Emerging Technology and Informatics Officer at Geisinger Health System where he was also Director of the Institute for Advanced Application. Mr. Moore’s experience in life sciences and in the digital space provides the Board with valuable experience and leadership.

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FELICIA F. NORWOOD

Ms. Norwood is currently the Executive Vice President and President of the Government Business Division at Anthem, Inc. (“Anthem”), and has served in this role since she joined Anthem in June, 2018. Prior to joining Anthem, Ms. Norwood served as Director of the Illinois Department of Healthcare and Family Services and prior to that, she spent over 19 years at Aetna serving in a number of senior leadership roles including: President of the Mid-America Region and President & CEO of Active Health Management. Ms. Norwood's combined private and public sector experience and her senior leadership experiences in the healthcare sector provides the Board with a unique perspective across multiple dimensions, including providers, payers, consumers and regulators.

NANCY M. SCHLICHTING

Ms. Schlichting has served as director of Hillrom since 2017.  Ms. Schlichting is the retired President and Chief Executive officer of Henry Ford Health System (“HFHS”) in Detroit, Michigan, serving in this role from June, 2003 to January, 2017. She joined HFHS in 1998 as Senior Vice President and Chief Administrative Officer, and was promoted to Executive Vice President and Chief Operating Officer from 1999 to 2003, and President and Chief Executive Officer of Henry Ford Hospital from 2001 to 2003. She currently serves as a director of Walgreens Boots Alliance (13 years of Board service, chair of Compensation Committee and member of Audit Committee), a director on the board of directors of Encompass Health (2 years of Board service, member of Compliance and Quality of Care Committee and member of Audit Committee), and a trustee of Kresge Foundation (chair of Compensation Committee and member of Audit Committee), the Detroit Symphony Orchestra, Duke University and vice-chair of the Duke University Health System Board. Ms. Schlichting's career in healthcare administration spans more than 35 years in senior-level executive roles.  She is credited with leading HFHS through a dramatic financial turnaround, and for award-winning customer service, quality and diversity initiatives, including HFHS being the recipient of the 2011 Malcolm Baldrige National Quality Award.  Her significant healthcare leadership background, and her comprehensive knowledge of finance and accounting gained by education, experience and service on audit committees for more than a decade provide the Board with additional depth and invaluable insights.

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Proposal No. 2 – Non-Binding Vote on Executive Compensation

We hold an annual non-binding vote on Executive Compensation each year. Accordingly, we are presenting to our shareholders the following resolution for their annual vote (on a non-binding basis):

“RESOLVED, that the shareholders of Hill-Rom Holdings, Inc. approve, on an advisory basis, the compensation of the Company’s NEOs and the overall compensation policies and procedures employed by Hillrom, disclosed pursuant to Item 402 of the SEC’s Regulation S-K, and described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this proxy statement.”

As described under “Compensation Discussion and Analysis” beginning on page 29, our philosophy in setting executive compensation is to provide a total compensation package that allows us to continue to attract, retain and motivate talented executives who drive our Company’s success, while aligning compensation with the interests of our shareholders and ensuring accountability and transparency. Consistent with the philosophy, a significant majority of the total compensation opportunity for each of our NEOs is based on measurable corporate, business area and individual performance, both financial and non-financial, and on the performance of our shares on a long-term basis.

Because your vote is advisory, it will not be binding on the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” the approval of this resolution.

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Proposal No. 3 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

Subject to shareholder ratification, the Audit Committee of our Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending September 30, 2020. Representatives from PwC will be present at the meeting with an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Audit Committee has adopted a policy requiring that all services from the outside independent registered public accounting firm must be pre-approved by the Audit Committee or its delegate and has adopted guidelines that non-audit related services should not exceed the total of audit and audit related fees. During fiscal year 2019, PwC’s fees for non-audit related services fell within these guidelines.

The following table presents fees for professional services rendered by PwC for the audit of our annual consolidated financial statements for the fiscal years ended September 30, 2018 and 2019, and fees billed for other services rendered by PwC during those periods.

	2018	2019
Audit Fees (1)	$3,867,700	$4,441,000
Audit-Related Fees	$0	$0
Tax Fees (2)	$62,000	$1,659,800
All Other Fees (3)	$273,000	$3,000
Total	$4,202,700	$6,103,800

(1)	Audit Fees were billed by PwC for professional services rendered for the integrated audit of our consolidated financial statements and our internal control over financial reporting, along with the review and audit of the application of new accounting pronouncements, acquisition and disposition accounting, other non-recurring transactions, and statutory audits of foreign entities. Fees also include professional services related to comfort letters for debt issuances.

(2)	Tax Fees were billed by PwC for professional services rendered for tax compliance, tax advice and tax planning.

(3)	All Other Fees were fees billed by PwC for all other products and services provided to us.

The Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Hillrom’s independent registered public accounting firm.

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Proposal No. 4 – Approval of Amendment to the Hill-Rom Holdings, Inc. Employee Stock Purchase Plan

Overview

On February 13, 2009, the shareholders of Hillrom approved the Hillrom Employee Stock Purchase Plan (the “ESPP”), under which an aggregate of 1,000,000 shares of our common stock were reserved for issuance.

The purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in the success of Hillrom by purchasing shares of common stock on favorable terms and to pay for such purchases through payroll deductions.

The Board believes that the ESPP promotes the interests of Hillrom and our shareholders by encouraging employees of Hillrom to become shareholders, therefore aligning employee interest with our growth and success. The Board also believes that the opportunity to acquire a proprietary interest in the success of Hillrom through the acquisition of shares of common stock pursuant to the ESPP is an important aspect of our ability to attract and retain highly qualified and motivated employees.

As of January 2, 2020, of the 1,000,000 shares of the Company’s common stock originally reserved for issuance under the ESPP, only 73,170 remained. The Board proposes that the ESPP be amended to increase the number of shares authorized thereunder by an additional 1,000,000 shares of common stock to allow for the ESPP to continue to be a significant part of our overall compensation strategy.

We are seeking approval of the amendment of the ESPP by our shareholders. The affirmative vote of a majority of the outstanding shares of common stock represented in person or by proxy at the meeting and entitled to vote is required to approve the amendment. An abstention will have the effect of a vote against this proposal. A broker non-vote will have no effect on the outcome of this proposal.

Summary of the ESPP

•	Purchase Periods. The ESPP operates by offering eligible employees the right to purchase stock through a series of successive quarterly purchase periods (each a “Purchase Period”). The initial Purchase Period commenced on April 1, 2009. Each Purchase Period thereafter ends on the last trading day of each calendar quarter, and the next Purchase Period commences on the first day of the next calendar quarter. The purchase date for each Purchase Period occurs on the last day of the Purchase Period, at which time all accrued payroll deductions of each participant are applied to the purchase of shares on the purchase terms described below.

•	Eligibility and Participation. Employees (including officers and employee directors) of Hillrom and its subsidiaries designated from time to time by the Compensation and Management Development Committee of the Board (the “Committee”) who are employed for more than twenty hours per week and more than five months in any calendar year are eligible to participate in the ESPP, subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code of 1986 (the “Code”), applicable local law for locations outside of the United States and the plan itself. For example, an employee who owns directly or indirectly 5% or more of the total voting power or value of all classes of stock of Hillrom or our subsidiaries may not participate in the ESPP. As of January 2, 2020, approximately 7,553 employees (including officers and employee directors) would have been eligible to participate in the ESPP. As a result of such eligibility, each executive officer of Hillrom has an interest in the proposal to approve the ESPP.

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Eligible employees may become participants in the ESPP by submitting an enrollment form authorizing payroll deductions prior to the beginning of a Purchase Period (unless payroll deductions are not permitted under local law, in which case payments will be made by such other payment methods as we may approve). Once a participant enrolls in a Purchase Period under the ESPP, he or she is automatically enrolled in subsequent Purchase Periods unless he or she withdraws from or becomes ineligible to participate in the ESPP. Once an employee has enrolled in the ESPP, amounts are withheld from his or her compensation during each payroll period as described below. An employee may elect to have not less than 1% nor more than 10% of his or her compensation during a Purchase Period withheld to be used to purchase shares under the ESPP and can change the level of withholding at any time. Eligible compensation is defined in the ESPP to include regular salary and wages, commissions, overtime and shift differentials but excludes bonus payments, incentive compensation, reimbursement payments, severance payments or any other form of additional earnings.

•	Grant and Exercise of Option; Purchase Price. By enrolling in the ESPP for a Purchase Period, each participant is granted an option to purchase up to that number of shares determined by dividing his or her payroll deductions accumulated during the Purchase Period as of the last trading day of the Purchase Period by the purchase price applicable for that Purchase Period. The purchase price for each Purchase Period will be 90% of the fair market value of a share of our common stock on the last day of the Purchase Period (the “Date of Purchase”). For purposes of the ESPP, “fair market value” means the value determined in good faith by the Committee, by formula or otherwise; provided that, unless the Committee determines to use a different measure, “fair market value” shall be the average of the high and low sales prices for the common stock on the primary market for the common stock on the date in question. The Board or Committee, without shareholder approval, may amend the ESPP to, among other things, change the discount to fair market value at which shares are purchased or include a look-back provision pursuant to which the purchase price will be based on the fair market value of a share of common stock on the first day of the Purchase Period or the last day of the Purchase Period, whichever is lower.

Under the ESPP, there are certain limitations on the number of shares that a participant may purchase. The option granted to an employee may not permit him or her to purchase stock under the ESPP at a rate which exceeds $25,000 in fair market value of such stock (determined as of the first day of the Purchase Period in which the stock was purchased) for each calendar year. For each Purchase Period, the maximum number of shares that a participant may purchase is determined by subtracting the aggregate fair market value of shares purchased by the participant in previous Purchase Periods during the same calendar year (determined as of the first day of the Purchase Period in which each share was purchased) from $25,000, and dividing the result by the fair market value of a share of our common stock on the first day of the Purchase Period. In addition, if the total number of shares that would otherwise be purchased on a Purchase Date by all participants exceeds the number of shares remaining available under the ESPP, the Committee may allocate the available shares among participants in a manner it deems fair and equitable.

Provided the employee continues participating in the ESPP through the end of a Purchase Period, his or her option to purchase shares will be exercised automatically at the end of the Purchase Period, and the maximum number of shares that may be purchased with accumulated payroll amounts at the applicable purchase price, including fractional shares, will be issued to the employee.

•	Not Transferable. Rights to purchase stock under the ESPP are not transferable by the employee.

•	Termination of Employment; Cessation of Participation. Termination of a participant’s employment for any reason, including death, voluntary resignation, retirement or involuntary termination, with or without cause, cancels his or her option to purchase and terminates his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of death, to his or her estate or beneficiary.

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If a participant discontinues his or her payroll deduction or ceases to be eligible to participate in the ESPP (but remains an employee), all payroll deductions during the pending Purchase Period will be applied to purchase shares at the end of the Purchase Period, and the employee must re-enroll in the ESPP to participate in future Purchase Periods.

•	Adjustments upon Changes in Capitalization; Change of Control. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the common stock such that an adjustment is determined by the Committee in its discretion to be appropriate, after considering any accounting impact to the Company, in order to prevent dilution or enlargement of benefits under the ESPP, then the Committee shall, in such a manner as it may in its discretion deem equitable, adjust any or all of (i) the aggregate number and kind of shares of common stock reserved for issuance under the ESPP, and (ii) the number and kind of shares which may be purchased by any individual in any calendar year. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the common stock subject to the ESPP, the number and kind of shares of common stock or other securities subject to the ESPP or subject to any outstanding offering under the ESPP, the number of shares of common stock to be purchased, and the purchase price, shall be appropriately and equitably adjusted by the Committee so as to maintain the proportionate number of shares of common stock or other securities without changing the aggregate Purchase Price.

In the event of a Change in Control of the Company (as defined in the ESPP), the Committee shall provide for the assumption or substitution of each option to purchase common stock under the ESPP by the successor or surviving corporation, or a parent or subsidiary thereof, unless the Committee decides to take such other action as it deems appropriate, including, without limitation, providing for the termination of the ESPP and either refunding accrued payroll deductions or providing for a Date of Purchase to occur on the date determined by the Committee.

•	Amendment and Termination of the ESPP. The Board or the Committee may at any time amend or terminate the ESPP without the approval of shareholders or employees; provided, that we will seek shareholder approval of any plan amendment where shareholder approval is required under applicable law or stock exchange rules, including if we seek to increase the number of shares of common stock reserved for issuance under the ESPP.

•	Plan Benefits. Because benefits under the ESPP depend on the fair market value of our common stock at various future dates, it is not possible to determine the benefits received by employees if the ESPP amendment is approved by our shareholders.

•	U.S. Federal Income Tax Consequences. The following is a brief summary of the general U.S. federal income tax consequences to U.S. taxpayers and Hillrom of shares purchased under the ESPP. This summary is not complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual participating in the ESPP may be different.

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The ESPP and the options granted under the ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under provisions of Section 423 of the Code.

Amounts of a participant’s compensation withheld for the purchase of shares of our common stock under the ESPP will be subject to regular income and employment tax withholding as if such amounts were actually received by the employee. Other than this, no income will be taxable to a participant until sale or other disposition of the acquired shares. Under current law, no other withholding obligation applies to the events under the ESPP.

Tax treatment upon transfer of the purchased shares depends on how long the participant holds the shares from the Date of Purchase to the transfer date. If the stock is disposed of more than two years after the offering date (the first day of the applicable Purchase Period), and more than one year after the Date of Purchase for the stock being transferred, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (ii) the excess of the fair market value of the stock as of the offering date over the purchase price (determined as if the stock were purchased on the offering date) will be treated as ordinary income. Any further gain will be taxed as a long-term capital gain. Under current law, long-term capital gains are generally subject to lower tax rates than ordinary income. If the fair market value of the stock on the date of the disposition is less than the purchase price paid for the shares, there will be no ordinary income, and any loss recognized will be a capital loss.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the Date of Purchase for the shares over the purchase price will be treated as ordinary income at the time of the sale or disposition. The balance of any gain will be treated as capital gain. Even if the stock is disposed of for less than its Date of Purchase fair market value, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such Date of Purchase. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no U.S. federal income tax consequences to Hillrom by reason of the grant or exercise of options under the ESPP. Hillrom is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant in the event of disposition before the satisfaction of the required holding periods.

Hillrom may also grant options under sub-plans that do not qualify under Section 423 of the Code (“Non-Statutory Plans”). The Non-Statutory Plans will be sub-plans of the ESPP that are generally not intended to qualify under the provisions of Sections 421 and 423 of the Code. Therefore, it is likely that at the time of the exercise of an option under a Non-Statutory Plan, an employee subject to tax under the Code would recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise and the purchase price, Hillrom would be able to claim a tax deduction equal to this difference, and Hillrom would be required to withhold employment taxes and income tax at the time of the purchase.

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•	Accounting Treatment. Based on ASC Topic 718, Hillrom recognizes compensation expense in connection with options outstanding under the ESPP. So long as Hillrom continues issuing shares under the ESPP with a purchase price at a discount to the fair market value of its stock, we will recognize compensation expense which will be determined by the level of participation of our eligible employees in the ESPP.

The Board of Directors recommends that shareholders vote “FOR” the amendment to the Hill-Rom Holdings, Inc. Employee Stock Purchase Plan.

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Corporate Governance

Board Leadership

The Board is currently led by our non-executive, independent Chair, Mr. Dempsey. The Board has determined that the leadership of the Board is best conducted by an independent Chair which allows (i) the Chair to provide overall leadership to the Board in its oversight function and (ii) the president and CEO, Mr. Groetelaars, to provide leadership with respect to the day-to-day management and operation of our business. The separation of these offices enables Mr. Dempsey to focus on managing Board matters while letting Mr. Groetelaars focus on managing our business. We believe that the separation of these offices enhances the objectivity of the Board in its management oversight role and that this leadership structure is in the best interests of the Company and our shareholders.

Assuming Mr. Dempsey is re-elected to the Board at the meeting, the Board plans to re-elect Mr. Dempsey as the Chair of the Board at the recommendation of the Nominating/Corporate Governance Committee.

Executive sessions (meetings of independent directors without management present) are held regularly at the beginning and end of Board meetings, and, depending on directors’ desire, from time to time during Board and committee meetings.  The Chair generally presides at executive sessions of non-management directors.

Board’s Role in Strategic Planning and Oversight of Risk Management

The Board is responsible for directing and overseeing the management of Hillrom’s business in the best interests of the shareholders and consistent with good corporate citizenship. The Board sets strategic direction and priorities for the Company, approves the selection of the senior management team and oversees and monitors risks and performance. At Board meetings during the year, members of senior management review their organizations and present their long-range strategic plans to the Board, and at the start of each fiscal year, the Board reviews and approves the Company’s operating plan and budget for the next fiscal year.

A fundamental part of setting Hillrom’s business strategy is the assessment of the risks Hillrom faces and how they are managed. The Board oversees risk management with a focus on the most significant risks facing the Company, including strategic, operational, financial, legal and compliance risks. In addition, each of the Board, the Nominating/ Corporate Governance Committee, and Audit Committee, as necessary, meet regularly throughout the year with our financial and treasury management teams and with our Chief Compliance Officer, Vice President, Internal Audit, Chief Legal Officer and Chief Information Officer to assess the strategic, operational, financial, legal and compliance risks throughout our businesses and to review our insurance and other risk management programs and policies. These regular meetings enable the Board to exercise its ultimate oversight responsibility for Hillrom’s risk management processes.

Communications with Directors

Shareholders of Hillrom and other interested persons may communicate with the Chair of the Board, the chairs of the committees of the Board, or the non-management directors of Hillrom as a group by sending an email to investors@Hillrom.com.  The email should specify the intended recipient.

Director Attendance at Annual Meetings

Hillrom does not have a formal policy regarding director attendance at its annual meetings of shareholders, but Hillrom’s directors generally do attend the annual meetings. The Chair of the Board presides at the annual meeting of shareholders, and the Board holds one of its regular meetings in conjunction with the annual meeting of shareholders. All continuing members of the Board at the time of our 2019 annual meeting of shareholders attended that meeting in person.

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Corporate Governance Standards and Code of Ethics

The Board has adopted Corporate Governance Standards that provide the framework for the effective functioning of the Board. In addition, the Board has adopted a Global Code of Conduct that applies to everyone who conducts business for and with Hillrom including all directors, officers and employees of Hillrom, as well as agents, vendors, suppliers and consultants worldwide, and which constitutes a “code of ethics” within the meaning of Item 406 of the SEC’s Regulation S-K. The Board did not recommend any changes to the Global Code of Conduct during fiscal year 2019. Both the Corporate Governance Standards and the Global Code of Conduct are available via the Investor Relations section of the Company’s website at http://ir.hill-rom.com.

Determinations with Respect to Independence of Directors

The Board determines the independence for each member of the Board based on an annual evaluation performed and recommendations made by the Nominating/Corporate Governance Committee, consistent with the applicable rules of the New York Stock Exchange (“NYSE”).

Based on these standards and all relevant facts and circumstances, the Board has determined that each current member of the Board and each nominee for the Board is independent, with the exception of John P. Groetelaars, who is not independent.

Transactions with Related Persons

The Company has written procedures regarding the review and preapproval of related party transactions involving executive officers or directors. Under these procedures, our Nominating/Corporate Governance Committee is responsible for reviewing and preapproving all related person transactions. When reviewing and/or approving proposed related party transactions, the Nominating/Corporate Governance Committee will consider all of the relevant facts and circumstances, including: the benefits to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available for similar transactions with unrelated third parties.

Meetings, Committees and Board Skills Assessment of the Board of Directors

During the fiscal year ended September 30, 2019, the Board held six meetings. During this period, no incumbent member of the Board attended fewer than 75% of the aggregate number of meetings of the full Board and the meetings of the committees on which he or she served, and our incumbent directors attended an average of 100% of the meetings of the Board and committees on which they served.

Per our Corporate Governance Standards, the Nominating/Corporate Governance Committee assessed the Board's effectiveness as a whole as well as the effectiveness of the individual directors and the Board's various Committees, including a review of the mix of skills, core competencies and qualifications (including independence under applicable standards) of members of the Board and its various committees, which reflect expertise in one or more of the following areas: chief executive officer experience, strong healthcare experience, financial acumen, international experience, regulatory experience, sales and marketing experience, product development/ design experience, payor and reimbursement experience, science/technology expertise with clinical applications, acute care provider experience, mergers and acquisitions and integration experience, and cybersecurity experience.

In order to make these assessments, the Nominating/Corporate Governance Committee solicited the opinions of each director regarding the foregoing matters and then presented its findings and recommendations to the Board. In addition to the above, the particular skills and talents of any director nominee should positively contribute to the diversity of the various skills and talents of the Board as a whole.

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The following table shows the current composition of the committees of the Board, all of which operate pursuant to written charters:

Director	Audit Committee	Nominating/ Corporate Governance Committee	Compensation and Management Development Committee	Mergers and Acquisitions Committee
William G. Dempsey (Board Chair) (I)		✓		C
John P. Groetelaars
Gary L. Ellis (I)	C	✓
Stacy Enxing Seng (I)			✓
Mary Garrett (I)	✓
James R. Giertz (I)	✓			✓
William H. Kucheman (I)			✓	✓
Ronald A. Malone (I)		C		✓
Gregory J. Moore (I)			✓
Nancy M. Schlichting (I)		✓	C
Number of Meetings in fiscal year 2019	9	5	5	4

I = Independent Director

C = Committee Chair

The Audit Committee has general oversight responsibilities with respect to Hillrom’s financial reporting and controls, the Company’s legal, regulatory and ethical compliance and the Company’s enterprise-wide risk management framework. It regularly reviews Hillrom’s financial reporting process, its system of internal control over financial reporting, legal and regulatory compliance and ethics, and internal and external audit processes. Each member of the Audit Committee is independent under Rule 10A-3 of the SEC and NYSE listing standards and meets the financial literacy guidelines established by the Board in the Audit Committee Charter. The Board of Directors has determined that each of Messrs. Ellis and Giertz is an “audit committee financial expert” as that term is defined in Item 407(d) of the SEC’s Regulation S-K.

The Compensation and Management Development Committee assists the Board in ensuring that the officers and key management of Hillrom are effectively compensated in a way that is internally equitable and externally competitive and is responsible for approving our CEO compensation. The Compensation and Management Development Committee is also responsible for reviewing and assessing the talent development and succession management actions concerning the officers and key employees of Hillrom.

The Nominating/Corporate Governance Committee assists the Board in ensuring that Hillrom is operated in accordance with prudent and practical corporate governance standards, ensuring that the Board achieves its objective of having a majority of its members be independent in accordance with NYSE listing standards, and identifying and evaluating candidates for the Board. In identifying and evaluating candidates for the Board, the Nominating/Corporate Governance Committee considers each candidate’s experience, integrity, background and skills as well as other qualities that the candidate may possess and factors that the candidate may be able to bring to the Board. Although we do not have a formal policy with regard to the consideration of diversity in identifying director candidates, the Board believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders. The Nominating/Corporate Governance Committee also assists the Audit Committee with Hillrom’s non-financial compliance oversight.

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The Mergers and Acquisitions Committee assists the Board in reviewing and assessing potential mergers, acquisitions, divestitures and other similar strategic transactions and meets on an ad hoc basis.

Nomination of Directors for Election by Shareholders

The Nominating/Corporate Governance Committee considers director candidates recommended by shareholders, and any such recommendations should be communicated to the Chair of the Nominating/Corporate Governance Committee in the manner described above in “Communications with Directors” and should be accompanied by the same types of information as are required under our By-laws for shareholder nominees.

Our By-Laws provide that nominations of persons for election to the Board of Directors of Hillrom may be made at any meeting of shareholders by or at the direction of the Board or by any shareholder entitled to vote for the election of members of the Board at the meeting. For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary of Hillrom and any nominee must satisfy the qualifications established by the Board.  To be timely, a shareholder’s nomination must be delivered to or mailed and received by the Corporate Secretary not later than (i) in the case of the annual meeting, 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the Corporate Secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which Hillrom first makes public disclosure of the meeting date) and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which Hillrom first makes public disclosure of the meeting date. The notice given by a shareholder must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; (v) the consent in writing of each nominee to serve as a director of Hillrom if so elected; and (vi) a description of the qualifications of such nominee to serve as a director of Hillrom.

Compensation and Management Development Committee Interlocks and Insider Participation

As of the fiscal year ended September 30, 2019, the following directors served on the Compensation and Management Development Committee: Nancy M. Schlichting, William H. Kucheman, Stacy Enxing Seng and Gregory J. Moore. The Compensation and Management Development Committee had no interlocks or insider participation.

Availability of Governance Documents

Copies of Hillrom’s Corporate Governance Standards, Global Code of Conduct and Board committee charters are available at http://ir.hill-rom.com or in print to any shareholder who requests copies through Hillrom’s Investor Relations department. Also available on Hillrom’s website are position specifications adopted by the Board for the positions of Chief Executive Officer and Chair of the Board and its committees, and other members of the Board.

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Audit Committee Report

Hillrom maintains an independent Audit Committee that operates pursuant to a written charter adopted by the Board. The charter is available on Hillrom’s website at http://ir.hill-rom.com. under “Our Company–Company Overview–Board of Directors–Corporate Governance–Documents & Charters.” Each member of the Audit Committee is independent as defined in the NYSE listing standards and SEC rules, and the Board has determined that each of Messrs. Ellis and Giertz is an "audit committee financial expert" as that term is defined in Item 407(d) of the SEC’s Regulation S-K.

Management is responsible for Hillrom’s internal controls, financial reporting process (including quarterly earnings press releases), risk assessment policies, compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an integrated audit of Hillrom’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and the issuance of a report thereon. The Audit Committee has the responsibility to monitor and oversee these processes.

As part of its oversight responsibilities, the Audit Committee meets separately at least twice each quarter (once to review the quarterly external financial reporting, and at least once in connection with regularly scheduled Board meetings). At these meetings, the Audit Committee meets with management, the Company’s Chief Compliance Officer and its Vice President of Internal Audit (solely with respect to regularly scheduled Board meetings) and Hillrom’s outside independent registered public accounting firm, as necessary (in each case, with and without management present, at the Audit Committee’s discretion) to discuss the adequacy and effectiveness of Hillrom’s internal controls and the quality of the financial reporting process. The Audit Committee also pre-approves all audit and non-audit services to be performed by the outside independent registered public accounting firm. The Audit Committee evaluates the performance of the independent registered public accounting firm, including senior audit engagement team members, on an annual basis and determines whether to reengage the current firm or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided, global capabilities and technical expertise, knowledge of the Company’s global operations and industry and the effectiveness of their communications in providing value-added advice, insights and candid feedback on risks, controls and compliance matters. The Audit Committee also considers how effectively the outside independent registered public accounting firm maintains its independence and employs its independent judgment, objectivity and professional skepticism. Based on our evaluation, the Audit Committee believes that it is in the best interests of the shareholders to approve the appointment of PricewaterhouseCoopers LLP (“PwC”) as Hillrom’s outside independent registered public accounting firm for fiscal year 2020. PwC has been the independent registered public accounting firm used by Hillrom since 1985.

In accordance with SEC rules, audit partners are subject to rotation requirements that limit the number of years an individual partner may provide service to any company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of Hillrom’s lead audit partner pursuant to this policy involves meetings between members of the Audit Committee and the candidates, as well as discussion and evaluation by the full Audit Committee and with Hillrom management. A new lead audit partner was designated in advance of the fiscal 2019 audit year pursuant to this policy.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and PwC. Management represented to the Audit Committee that Hillrom’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. PwC discussed with the Audit Committee matters required to be discussed by the applicable requirements of the PCAOB. Management and PwC also made presentations to the Audit Committee throughout the year on specific topics of interest, current developments and best practices for audit committees.

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PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence.  PwC informed the Audit Committee that it was independent with respect to Hillrom within the meaning of the securities acts administered by the SEC and the requirements of the PCAOB. The Audit Committee discussed this finding, and also considered whether non-audit consulting services provided by PwC could impair the auditors’ independence and concluded that such services have not done so.

Based upon the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Hillrom’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

Submitted by the Audit Committee

Gary L. Ellis (Chair)

Mary Garrett

James R. Giertz

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Security Ownership of Certain Beneficial Owners and Management

The following tables set forth information with respect to the beneficial ownership of our outstanding common stock as of the record date by:

•	each of our directors, nominees and our NEOs;

•	all of our directors and executive officers as a group; and

•	each person or entity that is known by us to be the beneficial owner of more than five percent of our common stock.

Our common stock is our only class of equity securities outstanding. Except as otherwise noted in the footnotes below, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities. None of the shares beneficially owned by our directors and executive officers are pledged as security. The number of shares beneficially owned includes, as applicable, directly and/or indirectly owned shares of common stock, common stock shares underlying stock options that are currently exercisable or will become exercisable within 60 days from the record date, and deferred stock share awards (otherwise known as restricted stock units or RSUs) that are vested or will vest within 60 days from the record date. Except as specified below, the business address of the persons listed is our headquarters, 130 East Randolph, Suite 1000, Chicago, Illinois 60601.

Name of Beneficial Owner	Shares Owned Directly	Shares Owned Indirectly	Shares Under Options/RSUs Exercisable/ Vesting Within 60 Days	Total Number of Shares Beneficially Owned	Percent of Class
Directors and NEOs:
William G. Dempsey	5,376	-	18,469	23,845	*
John P. Groetelaars	2,944	-	38,044	40,988	*
Gary L. Ellis	-	-	4,896	4,896	*
Stacy Enxing Seng	-	-	13,406	13,406	*
Mary Garrett	300	-	6,609	6,909	*
James R. Giertz	2,000	-	33,251	35,251	*
William Kucheman	-	-	22,105	22,105	*
Ronald A. Malone	-	-	42,037	42,037	*
Gregory J. Moore (1)	-	-	1,498	1,498	*
Felicia F. Norwood	-	-	-	-	*
Nancy M. Schlichting	-	-	6,609	6,609	*
Barbara W. Bodem (2)	2,522	255	2,568	5,345	*
Andreas Frank	32,793	-	36,029	68,822	*
Paul S. Johnson	10,344	-	9,750	20,094	*
Deborah Rasin	28,302	-	9,884	38,186	*
Steven J. Strobel (3)	-	-	25,718	25,718	*
All directors and executive officers as a group (total of 20 individuals)	130,500	2,083	306,389	438,972	*

(1) Mr. Moore was appointed a Director of the Company on May 7, 2019.

(2) Ms. Bodem joined the Company on December 3, 2018.

(3) On November 26, 2018, Mr. Strobel notified the Company of his intention to retire from the Company following a transition period. Effective December 3, 2018, Mr. Strobel took on a new role as senior advisor to the Company’s CEO and he remained in such new role through November 17, 2019, his retirement date.

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Name of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Class
Other 5% Beneficial Owners:
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,043,749 (1)	10.50%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,179,412 (2)	9.18%

Wellington Management Group LLP 280 Congress Street Boston, MA 02210	5,476,751 (3)	8.14%

———————

* Less than 1% of the total shares outstanding.

(1)	This information is based solely on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on August 9, 2019.

(2)	This information is based solely on the Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2019.

(3)	This information is based solely on the Schedule 13G filed by Wellington Management Group LLP with the SEC on February 12, 2019.

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Compensation Discussion and Analysis

Compensation and Management Development Committee Report

The Compensation and Management Development Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

The Compensation and Management Development Committee

Nancy M. Schlichting (Chair)	William H. Kucheman
Stacy Enxing Seng	Gregory J. Moore

Contents of the Compensation Discussion and Analysis

Named Executive Officers	30
Goals of Our Compensation Program	30
Role of the Compensation and Management Development Committee	30
Compensation Consultant	31
Peer Group and Survey Data	31
Links Between Executive Compensation and Company Performance	32
2019 Advisory Vote	32
CEO Compensation	32-33
Components of CEO Compensation	32-33
Performance-Based Pay	33
Target CEO Compensation Summary	33
Key Governance Features Relating to Executive Compensation	34
Elements of Executive Compensation	35-45
Base Salary	36
Annual Cash Incentives	37-39
Long-Term Equity Based Incentive (LTI) Awards; 3 Year TSR Graph	39-43
Retirement and Change in Control Agreements	44
Other Personal Benefits	44
Employment Agreements	45
Risk Assessment of Compensation Policies and Practices	45

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Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) describes our compensation program and how it applies to our NEOs, comprising:

John P. Groetelaars	President and Chief Executive Officer
Barbara W. Bodem (1)	Senior Vice President and Chief Financial Officer
Paul S. Johnson	Senior Vice President and President Patient Support Systems
Andreas G. Frank	Senior Vice President and President Front Line Care
Deborah M. Rasin	Senior Vice President and Chief Legal Officer and Secretary
Steven J. Strobel (2)	Retired Senior Vice President and Chief Financial Officer
(1)	Ms. Bodem joined the Company on December 3, 2018.

(2)	On November 26, 2018, Mr. Strobel notified the Company of his intention to retire from the Company following a transition period. Effective December 3, 2018, Mr. Strobel took on a new role as senior advisor to the Company’s CEO and he remained in such new role through November 17, 2019, his retirement date.

Goals of Our Compensation Program

Hillrom’s compensation program is designed to:

•	align management’s interests with those of shareholders over the short- and long-term;

•	motivate and incent employees to achieve superior results;

•	provide clear accountability and reward for producing results;

•	attract and retain superior talent; and

•	ensure simplicity and transparency in compensation policies and programs.

In aggregate, the compensation of Hillrom’s executive officers is assessed against the compensation paid to comparable officers of companies with which Hillrom competes for executives, with an initial market check and focus on the 50th percentile of compensation opportunity provided to such executives. However, actual individual pay decisions are subjective and based on multiple factors. Hillrom is guided by the belief that the compensation of executive officers should be competitive with the market, be aligned with the performance of the Company on both a short-term and long-term basis, take into consideration individual performance of the executive, be internally equitable among peers, and assist in retaining key executives critical to the Company’s long-term success. Hillrom’s use of performance-based compensation means that, in any given year, total compensation can vary when pre-established business and/or personal targets and objectives are exceeded or are not achieved. Accordingly, a significant portion of our executives’ compensation is at risk.

Role of the Compensation and Management Development Committee

The Committee is charged with ensuring that Hillrom’s compensation program meets the objectives outlined above. In that role, the Committee assists the Board in fulfilling its responsibility for assuring that the officers and key management personnel of the Company are effectively compensated in terms of salaries, supplemental compensation and other benefits which are internally equitable, externally competitive, and advance the long-term interests of the Company’s shareholders. The Committee also reviews and assesses the talent development and succession management actions concerning the officers and key employees of the Company, administers Hillrom’s compensation plans and keeps the Board informed regarding executive compensation matters.

The Committee, in consultation with Hillrom’s independent compensation consultant and the full Board, determines the compensation of the Chief Executive Officer. Additionally, the Chief Executive Officer makes recommendations to the Committee regarding the compensation of the senior executive team, including Hillrom’s other NEOs. From time to time, Hillrom’s management also provides recommendations to the Committee regarding changes to the elements and structure of Hillrom’s compensation program. In addition to the aforementioned recommendations, the Committee considers peer group data, survey data and other factors when determining the elements and amounts of compensation.

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Compensation Consultant

The Committee engages nationally recognized outside compensation and benefits consulting firms to evaluate independently and objectively the effectiveness of and assist with implementation of Hillrom’s compensation and benefit programs and to provide the Committee with additional expertise in the evaluation of Hillrom’s compensation practices. During fiscal year 2019, the Committee engaged Exequity LLP (“Exequity”) as its executive compensation consultant. Exequity has been asked by the Committee to provide guidance on compensation proposals, including changes to compensation levels, the design of incentive plans, as well as relevant information about market practices and trends.

Exequity is an independent compensation consultant that provided no other services to Hillrom other than those services provided to the Committee. After considering the six independence factors discussed in Section 303A.05(c)(iv)(A)-(F) of the NYSE Listed Company Manual, the Committee determined that Exequity had no conflict of interest pursuant to Item 407(e)(3)(iv) of the SEC’s Regulation S-K.

Peer Group and Survey Data

As one of several factors in considering approval of elements of Hillrom’s compensation program, the Committee compares Hillrom’s compensation program and performance against an approved peer group of companies. The compensation peer group (the “Compensation Peer Group”), which is annually reviewed and updated by the Committee, consists of companies that are similar in revenue (typically 0.5x to 2.5x Hillrom’s revenue) and in similar industries as Hillrom and with whom Hillrom may compete for executive talent. For fiscal year 2019, the Committee reviewed the Compensation Peer Group for appropriateness and added ResMed Inc. and West Pharmaceutical Services, Inc. to increase the sample size and insulate the peer group from potential M&A activity. The companies that made up the Compensation Peer Group are as follows:

Compensation Peer Group
Agilent Technologies, Inc.	Patterson Companies, Inc.
Avanos Medical, Inc.	PerkinElmer, Inc.
Bio-Rad Laboratories, Inc.	Quest Diagnostics Incorporated
Bruker Corporation	ResMed Inc.
The Cooper Companies, Inc.	STERIS plc
DENTSPLY SIRONA Inc.	Teleflex Incorporated
Edwards Life Sciences Corporation	Varian Medical Systems, Inc.
Hologic, Inc.	Waters Corporation
Intuitive Surgical, Inc.	West Pharmaceutical Services, Inc.
MEDNAX, Inc.

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Links Between Executive Compensation and Company Performance

Overall, the Committee believes the Company’s compensation policies and programs are effective, market-appropriate, and in line with shareholder expectations.

The key components of our compensation program that link compensation and performance are as follows:

•	Executive compensation is comprised of (1) base salary, (2) variable cash incentive awards and (3) long-term, equity-based incentive awards.

•	As an initial starting point and market check, the Committee assesses executive compensation at the 50th percentile of compensation opportunity provided by our Compensation Peer Group but makes individual pay decisions based on multiple factors, including Company and individual performance.

•	Our variable incentive awards are based on a wide array of short-term and long-term performance metrics (e.g. revenue, adjusted EPS, free cash flow, relative TSR) which helps create a “portfolio” of incentive opportunities. This design structure motivates behaviors that balance incentive earnings for both short-term and long-term performance.

•	As shown below, the significant majority of our CEO’s compensation is performance-based and therefore at-risk.

2019 Advisory Vote

Last year’s Non-Binding Vote on Executive Compensation received support of approximately 98% of our shareholders (excluding abstentions and broker non-votes). Based on the results of the shareholder vote, we believe our overall executive compensation program is aligned with the interests of our shareholders.

CEO Compensation

While the Committee works to align the pay of all of our executives with the interests of our shareholders, the Committee believes that such alignment is especially important in the case of our Chief Executive Officer, John Groetelaars. Accordingly, the Committee has selected a mix of compensation opportunities for Mr. Groetelaars which is weighted towards annual bonus[es] and long-term equity-based compensation.

The components of Mr. Groetelaars’ pay are as follows:

•	Annualized base salary in 2019 of $1,020,000.

•	Fiscal year 2019 annual cash incentive target of 100% of base salary. An actual award of $1,030,200, as further explained on page 39, was paid out at a level of 101% of his target award. As discussed later, the Committee may modify an NEO’s annual cash incentive award based on individual performance. For Mr. Groetelaars, the Committee chose not to modify his annual cash incentive award.

•	Fiscal year 2019 long-term, equity-based incentive award with target value of $4,250,000, comprised of 50% performance share units (“PSUs”), 25% of restricted stock units (“RSUs”), and 25% of nonqualified stock options.

•	Mr. Groetelaars also received a sign-on award in fiscal year 2018 of nonqualified stock options with a grant date value of $1,200,000, which will vest annually over a 3-year period, as follows: one-third on May 14, 2019, one-third on May 14, 2020, and one-third on May 14, 2021.

•	For fiscal year 2020, the Committee increased Mr. Groetelaars’ base salary by 3.0% to $1,051,000.

•	Based on strong individual and Company performance in fiscal year 2019 and an assessment of his total compensation against the market median, Mr. Groetelaars’ fiscal year 2020 long-term equity incentive was increased to 475% of his base salary or $4,992,000. Further, Mr. Groetelaars’ annual cash incentive for fiscal year 2020 was increased to 110% of his base salary.

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•	As shown in the section below, the significant majority of our CEO’s compensation is performance-based and therefore at-risk

Performance-Based Pay

The Committee believes it is important to ensure that a meaningful portion of Mr. Groetelaars’ compensation is performance-based. In fiscal year 2019, the majority of Mr. Groetelaars’ target total compensation was in the form of an annual cash incentive and long-term, equity-based incentives. In fiscal year 2019, Mr. Groetelaars’ target annualized cash incentive comprised 16% of his target total compensation. Along with 68% long-term, equity-based compensation at target, 84% of Mr. Groetelaars’ fiscal year 2019 annualized total compensation target was at risk. The chart below details Mr. Groetelaars’ target performance-based total compensation for fiscal year 2019.

Total Percentage of Fiscal Year 2019 Target Annualized Compensation that is Performance-Based: 84%

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Key Governance Features Relating to Executive Compensation

The Board has instituted a number of corporate governance features related to executive compensation, which are highlighted below and described more fully on pages 35 through 45 of this proxy statement.

What We Do	What We Don’t Do
We require significant stock ownership, including 6X base salary for our CEO, ensuring that executives are invested in Hillrom’s long-term success	We don’t re-price stock options or buy-back equity grants
We engage a fully independent compensation consultant	We don’t provide for single-trigger change in control in executive employment agreements
We have a 24-month clawback policy in place in the event of executive misconduct resulting in a material restatement in our financial statements	We don’t provide gross-ups for 280G excise taxes related to change in control agreements
Our executives have at-will employment agreements	We don’t allow executives to hedge or pledge their Hillrom stock under any circumstances
Our incentive plans include a cap on payout opportunities. This mitigates against the possibility of excessively high earning potential that could motivate inappropriate behavior.

We annually make awards of long-term incentives that are tied to stock price performance. The overlay of these awards helps mitigate the possibility of behaviors that would enhance incentive earnings in one year at the expense of future performance results.

We grant half of our LTI awards in the form of PSUs which have specific performance goals over a 3-year performance period and which cliff vest after three years

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Elements of Executive Compensation

The major components of Hillrom’s executive officer compensation program are summarized below:

Element	Purpose	Key Characteristics
Base Salary	Reflects each executive’s base level of responsibility, qualifications and contributions to the Company	Fixed compensation that is reviewed and, if appropriate, adjusted annually
Annual Cash Incentives	Motivates our executives to achieve annual company objectives that the Board believes will drive long-term growth in shareholder value

This annual cash award is earned by achieving designated levels of free cash flow, revenue and one or more earnings measures such as segment operating income or Corporate adjusted EPS (as more fully described in this proxy statement). Payouts under this award may be adjusted for individual performance (in each case, as permitted under the BIG Plan

Long-term, Equity Incentive – PSU Award	Motivates our executives by directly linking their compensation to the value of our stock relative to our peers

The ultimate number of units earned at the end of the three-year performance period is based on free-cash flow, as adjusted by our TSR performance relative to our TSR Peer Group (as later defined in this proxy statement)

Long-term, Equity Incentive – RSU Award	Motivates our executives by tying compensation to long-term stock appreciation; additionally, the time-vesting nature of the awards helps enable executive retention	Long-term restricted stock units vest one-third per year over a three-year period (other than certain sign-on awards for newly-hired or newly-promoted executives)
Long-term, Equity Incentive - Stock Options	Motivates our executives by linking their compensation to appreciation in our stock price	Stock options vest one-quarter per year over a four-year period

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Base Salary

Hillrom provides senior management a base salary that is competitive at a level consistent with their positions, skill levels, experience, and knowledge. Base salary is intended to aid in the attraction and retention of talent in a competitive market and is targeted at the market median, although actual salaries may be higher or lower as a result of various factors, including those given above as well as individual performance, internal pay equity within Hillrom, length of service with Hillrom and the degree of difficulty in replacing the individual. The base salaries of senior management are reviewed by the Committee on an annual basis, as well as at the time of promotion or significant changes in responsibility.  The independent compensation consultant provides the Committee with benchmark data as part of the review process.  For fiscal year 2019, the Committee granted the following increases which reflect its assessment of each of the NEO’s performance during the preceding year, as well as the consideration of market benchmarking for similarly placed executives:

Name	2018 Base Salary	2019 Base Salary	2019 Base Salary Increase
John P. Groetelaars President and Chief Executive Officer, Member of the Board of Directors	$1,000,000	$1,020,000	2.00%
Barbara W. Bodem (1) Senior Vice President and Chief Financial Officer	N/A	$500,000	2.04%
Paul S. Johnson (2) Senior Vice President and President, Patient Support Systems	$440,000	$500,000	13.64%
Andreas G. Frank (3) Senior Vice President and President, Front Line Care	$425,000	$465,000	9.41%
Deborah M. Rasin Senior Vice President and Chief Legal Officer and Secretary	$478,000	$500,000	4.06%
Steven J. Strobel (4) Retired Senior Vice President and Chief Financial Officer	$519,000	$535,000	3.08%
(1)	Ms. Bodem joined the Company on December 3, 2018. Ms. Bodem received an adjustment within fiscal year 2019 of 2.04%, effective June 1, 2019 upon assuming responsibility for Hillrom’s Information Technology function.

(2)	Mr. Johnson received a merit increase of 10.00% in November 2018 based on his strong performance over fiscal year 2018 and an additional adjustment of 3.30%, effective June 1, 2019, upon assuming responsibility for commercial operations in Canada and Latin America.

(3)	Mr. Frank received a merit increase of 4.00% in November 2018 and an additional adjustment of 5.20%, effective December 3, 2018, upon his promotion to Senior Vice President and President Front Line Care.

(4)	On November 26, 2018, Mr. Strobel notified the Company of his intention to retire from the Company following a transition period. Effective December 3, 2018, Mr. Strobel took on a new role as senior advisor to the Company’s CEO and remained in such new role through November 17, 2019, his retirement date.

Fiscal Year 2020 Changes to Base Salary. Based on a review of the competitive market and individual performance, the Committee approved a salary increase for Mr. Groetelaars of 3.0% increasing his salary to $1,051,000. The Committee approved salary increases of approximately 10.0% for Ms. Bodem, 5.0% for Mr. Johnson, 2.6% for Mr. Frank and 5.0% for Ms. Rasin, increasing their base salaries to $550,000, $525,000, $477,000, and $525,000, respectively.

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Annual Cash Incentives

Fiscal Year 2019 Changes to Plan Design and Target Opportunity. Prior to the beginning of fiscal year 2019, the Company utilized a cash incentive plan (the “Cash Incentive Plan”) designed to comply with the requirements of Section 162(m) of the Code for performance-based compensation.

The Cash Incentive Plan provided for a maximum award equal to 2.0% of our EBITDA (as adjusted pursuant to the terms of the Cash Incentive Plan) for our CEO and 1.0% for each other NEO.  However, in determining actual awards made under the Cash Incentive Plan, the Committee had the discretion to pay awards lower than the maximum amount.  The Committee exercised this negative discretion by reference to the Company’s Short-term Incentive Compensation Plan with the objective to align the annual cash compensation of an executive to the annual performance of the Company on key financial metrics.

In fiscal year 2019, as a result of changes to the Code, the Company eliminated the Cash Incentive Plan and each NEO now participates in the Short-term Incentive Compensation Plan, which has been rebranded the BIG Plan.

Overview.  The structure of the BIG Plan is similar to the Company’s Cash Incentive Plan from fiscal year 2018. Employees eligible to participate in the BIG Plan are placed into differentiated funding pools according to the business unit(s) and geographic region(s) in which such employees work (collectively, the “business unit pools”). Employees who work as part of our corporate function rather than a specific business unit or geographic region participate in a separate Plan funding pool (the “corporate pool”). The design of the corporate pool did not change relative to fiscal year 2018. The BIG Plan differentiates the business unit pools by providing a pool funding percentage of up to 200% of aggregate target opportunities (versus up to 150% for the corporate pool). In order to increase line of sight and accountability for business unit performance and drive growth, NEOs who are Presidents of business units participate equally in the corporate pool and their respective business unit pool; with each pool weighted 50%.

Funding Pools and Measure Weightings

Funding Pool	Weight	Measure
Corporate	50%	Revenue
Pool	25%	Adjusted EPS
	25%	Free Cash Flow
Business Unit	60%	Revenue
Pools	40%	Operating Income

Each NEO receives a target award that can be adjusted upwards or downwards based on achieving financial performance targets under such NEO’s respective funding pool(s) and individual performance goals.

Financial Performance Targets. Financial Performance Targets are set with the intention that the relative level of difficulty in achieving the targets is consistent from year to year.  In addition, in order to encourage management to take actions in the best interests of the Company, the Committee has the discretion to exclude nonrecurring special charges and amounts from the calculation of these targets.

Plan Funding Percentages.  As previously mentioned, under the terms of the BIG Plan, each year the Committee establishes a corporate pool as well as business unit pools. The corporate pool is funded based upon the achievement of pre-established performance objectives and is funded at between 0% and 150% of aggregate target opportunities (the “corporate pool funding percentage”). The business unit pools are each funded based upon the achievement of pre-established performance objectives and are each funded at between 0% and 200% of aggregate target opportunities (the “business unit pool funding percentages” and together with the corporate pool funding percentage, make up the “Plan Funding Percentages”).

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Individual Performance Modifier. Under the terms of the BIG Plan, the Committee may apply a modifier to an executive’s award based on the achievement of individual performance objectives. To evaluate individual performance, individual goals are set each year for each NEO. These include shared financial and strategic objectives as well as objectives that are directly related to each NEO’s specific business function. Except with respect to his own performance, this assessment is based on our CEO’s recommendation to the Committee on how well the NEO performed his or her job, based on both qualitative and quantitative results. There is no specific weight given to any one individual goal or objective. This evaluation of the impact of the individual contributions on actual compensation is not a formula-based process resulting in a quantifiable amount of impact, but rather involves the exercise of discretion and judgment. This enables the Committee to differentiate among NEOs and emphasize the link between personal performance and compensation.  The Individual Performance Modifier is assigned between 0% and 150% of the NEO’s funded award.

Plan Payment Calculation.  The BIG Plan payment to any individual is calculated by multiplying (a) eligible earnings by (b) BIG Plan target opportunity by (c) the applicable Plan Funding Percentage by (d) the Individual Performance Modifier.

For fiscal year 2019, the targets and achievements (in millions, except per share data) were as follows:

Name	Pool Assignment	Pool Weight	Plan Performance Measures (1)(2)(3)	Measure Weight	Threshold	Target	Maximum	Achieved	Achievement Percentage
John P. Groetelaars President and Chief			Revenue	50%	$2,606	$2,896	$3,185	$2,939	101%
Executive Officer, Member of the Board	Corporate	100%	Adjusted EPS	25%	$4.28	$5.04	$5.80	$5.06	100%
of Directors			Free Cash Flow	25%	$281	$330	$380	$332	101%
Barbara W. Bodem			Revenue	50%	$2,606	$2,896	$3,185	$2,939	101%
Senior Vice President and Chief Financial	Corporate	100%	Adjusted EPS	25%	$4.28	$5.04	$5.80	$5.06	100%
Officer			Free Cash Flow	25%	$281	$330	$380	$332	101%
Paul S. Johnson			Revenue	50%	$2,606	$2,896	$3,185	$2,939	101%
Senior Vice President	Corporate	50%	Adjusted EPS	25%	$4.28	$5.04	$5.80	$5.06	100%
and President, Patient			Free Cash Flow	25%	$281	$330	$380	$332	101%
Support Systems	Patient Support	50%	Revenue	60%	$1,274	$1,416	$1,558	$1,465	134%
	Systems (4)		Operating Income	40%	$237	$279	$321	$288	127%
Andreas G. Frank			Revenue	50%	$2,606	$2,896	$3,185	$2,939	101%
Senior Vice President	Corporate	50%	Adjusted EPS	25%	$4.28	$5.04	$5.80	$5.06	100%
and President, Front			Free Cash Flow	25%	$281	$330	$380	$332	101%
Line Care	Front Line	50%	Revenue	60%	$905	$1,005	$1,106	$981	98%
	Care (5)		Operating Income	40%	$240	$282	$325	$267	92%
Deborah M. Rasin			Revenue	50%	$2,606	$2,896	$3,185	$2,939	101%
Senior Vice President and Chief Legal Officer	Corporate	100%	Adjusted EPS	25%	$4.28	$5.04	$5.80	$5.06	100%
and Secretary			Free Cash Flow	25%	$281	$330	$380	$332	101%
Steven J. Strobel (6)			Revenue	50%	$2,606	$2,896	$3,185	$2,939	101%
Retired Senior Vice president and Chief	Corporate	100%	Adjusted EPS	25%	$4.28	$5.04	$5.80	$5.06	100%
Financial Officer			Free Cash Flow	25%	$281	$330	$380	$332	101%
(1)	Revenue as reported to investors was $2,907 million versus a BIG Plan achievement revenue of $2,939. The difference between the reported numbers and the numbers used to calculate BIG Plan achievement relates to divestiture activities and the impact of fluctuations in foreign exchange rates compared to the assumed foreign exchange rates used in connection with the BIG Plan.

(2)	Adjusted EPS as reported to investors was $5.08 versus a BIG Plan achievement Adjusted EPS of $5.06. Adjusted EPS as reported to investors excludes the impact of strategic developments, acquisition and integration costs, special charges, and other unusual events. The difference between the Adjusted EPS and BIG Plan achievement Adjusted EPS relates to adjustments in calculation of the BIG Plan achievement Adjusted EPS to reflect divesture activities and the Company’s annual performance on key aspects of the business, including product quality metrics.

(3)	Free Cash Flow as reported to investors was $328 million versus BIG Plan Free Cash Flow of $332 million. The difference between the reported number and the number used to calculate BIG Plan achievement relates to the cash flow impact of divestiture activities.

(4)	Revenue and operating income as reported to investors for Patient Support Systems were $1,491 million and $293 million, respectively, versus BIG Plan revenue achievement and Big Plan operating income achievement of $1,465 million and $288 million, respectively. The differences between the reported numbers and the numbers used to calculate BIG Plan achievement relate to adjustments in the BIG Plan achievement calculation to reflect acquisition and divestiture activity, the impact of fluctuations in foreign exchange rates compared to the assumed foreign exchange rates used in connection with the BIG Plan, and Patient Support System’s annual performance on key aspects of the business, including product quality metrics.

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(5)	Revenue and operating income as reported to investors for Front Line Care were $978 million and $268 million, respectively, versus BIG Plan revenue achievement and BIG Plan operating income achievement of $981 million and $267 million, respectively. The differences between the reported numbers and the numbers used to calculate BIG Plan achievement relates to adjustments in the BIG Plan achievement calculation to reflect acquisition activity, the impact of fluctuations in foreign exchange rates compared to the assumed foreign exchange rates used in connection with the BIG Plan, and Front Line Care’s annual performance on key aspects of the business.

(6)	On November 26, 2018, Mr. Strobel notified the Company of his intention to retire from the Company following a transition period. Effective December 3, 2018, Mr. Strobel took on a new role as senior advisor to the Company’s CEO and remained in such new role through November 17, 2019, his retirement date.

For fiscal year 2019, the BIG Plan payouts for each NEO were as follows:

Name	Fiscal Year-End Eligible Earnings	BIG Plan Target as a % of Salary	Weighted Achievement	Individual Performance Modifier	FY19 BIG Plan Payout
John P. Groetelaars President and Chief Executive Officer, Member of the Board of Directors	$1,020,000	100%	101.0%	100%	$1,030,200
Barbara W. Bodem (1) Senior Vice President and Chief Financial Officer	$413,500	60%	101.0%	120%	$300,697
Paul Johnson Senior Vice President and President, Patient Support Systems	$500,000	70%	116.0%	100%	$406,000
Andreas Frank Senior Vice President and President, Front Line Care	$461,021	70%	98.7%	100%	$318,405
Deborah M. Rasin Senior Vice President and Chief Legal Officer and Secretary	$500,000	60%	101.0%	110%	$333,300
Steven J. Strobel (2) Retired Senior Vice President and Chief Financial Officer	$221,490	75%	101.0%	100%	$167,779
(1)	Ms. Bodem joined the Company on December 3, 2018; her base salary is prorated for time in position during the fiscal year.

(2)	On November 26, 2018, Mr. Strobel notified the Company of his intention to retire from the Company following a transition period. Effective December 3, 2018, Mr. Strobel took on a new role as senior advisor to the Company’s CEO and remained in such new role through November 17, 2019, his retirement date.

Long-Term Equity Based Incentive (LTI) Awards

Overview: The Company’s Stock Incentive Plan provides for the opportunity to grant stock options, restricted stock units (“RSUs”), PSUs and other equity-based incentive awards to officers, other key employees and non-employee directors to help align those individuals’ interests with those of shareholders, to help motivate executives to make sound strategic long-term decisions, and to better enable Hillrom to attract and retain capable directors and executives.

The Company’s LTI program provides a portfolio approach to long-term incentives by providing:

•	Awards targeted to align with competitive market levels;

•	Payouts that correlate high performance with increased payouts and low performance with reduced payouts;

•	A mix of awards representative of typical market practice; and

•	Awards that support internal equity among the Company’s executives.

In addition, the Committee considers the Stock Incentive Plan share usage rate, compensation expense, number of plan participants and potential aggregate target awards for participants when determining target award levels and the mix of long-term incentive awards.

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Target LTI Opportunity for Fiscal Year 2019 Awards.   The following chart shows the fiscal year 2019 LTI Plan Target Opportunity and fiscal year 2019 LTI Plan award for each NEO.

Name	Fiscal Year 2019 Base Salary	Fiscal Year 2019 Target LTI Opportunity (% of Base Salary)	Fiscal Year 2019 Target LTI Award	2019 Actual LTI Award*	Stock Options Granted (25%)	RSUs Granted (25%)	PSUs Granted (50%)
John P. Groetelaars President and Chief Executive Officer, Member of the Board of Directors	$1,020,000	417%	$4,250,000	$4,250,000	42,314	12,152	24,303
Barbara W. Bodem (1) Senior Vice President and Chief Financial Officer	$490,000	225%	$1,102,500	$1,102,500	10,272	2,924	5,847
Paul Johnson Senior Vice President and President, Patient Support Systems	$484,000	200%	$968,000	$968,000	9,638	2,768	5,536
Andreas Frank (2) Senior Vice President and President, Front Line Care	$442,000	150%	$663,000	$663,000	6,601	1,896	3,792
Deborah M. Rasin Senior Vice President and Chief Legal Officer and Secretary	$492,000	175%	$861,000	$861,000	8,573	2,462	4,924
Steven J. Strobel (3) Retired Senior Vice President and Chief Financial Officer	$535,000	250%	$1,337,500	$1,471,250	14,649	4,207	8,413
(1)	Ms. Bodem joined the Company on December 3, 2018. In addition to the LTI award shown above, she received a one-time sign-on award of $725,000 in the form of time-vested RSUs which is included in the Summary Compensation and Grants of Plan Based Awards Tables.

(2)	In addition to the LTI award shown above, Mr. Frank received a promotional award of $100,000 in the form of time-vested RSUs which is included in the Summary Compensation and Grants of Plan Based Awards Tables.

(3)	On November 26, 2018, Mr. Strobel notified the Company of his intention to retire from the Company following a transition period. Effective December 3, 2018, Mr. Strobel took on a new role as senior advisor to the Company’s CEO and remained in such new role through November 17, 2019, his retirement date.

*	Dollar values shown under this column differ from the expense-based values shown in the Summary Compensation Table and Grants of Plan Based Awards Table. See “Calculation of shares” within the narrative below.

Stock Options. In fiscal year 2019, a stock option grant was made to each of the NEOs equal to 25% of the target long-term equity award opportunity. Stock options vest in four equal annual installments over four years.

RSUs. In fiscal year 2019, an RSU grant was made to each of the NEOs equal to 25% of the target long-term equity award opportunity. RSUs vest on in three equal annual installments over three years.

PSUs.  In fiscal year 2019, a PSU grant was made to each of the NEOs equal to 50% of the target long-term equity award opportunity. These awards provide the opportunity to earn a predefined number of shares based on achievement of performance objectives during a three-year performance period. The number of units earned can vary from no payout for below threshold performance to 225% of target for maximum performance.

Calculation of shares. The dollar value of an LTI award at grant is converted to RSUs and PSUs based on the average closing price of Hillrom stock over a period of the 20 business days prior to the grant date. A binomial stock option valuation model is used to calculate the number of stock options awarded.

Prior performance unit plan payouts. Vesting is based on a three-year cumulative Free Cash Flow measure modified by relative TSR over a three-year period, in each case, subject to a minimum percentage payout of 0% of target for below threshold performance, and a maximum percentage payout of 150% of target for maximum performance (or a total of 225% of target for maximum performance of both cumulative Free Cash Flow and relative TSR).

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•	From October 1, 2016 to September 30, 2019, cumulative Free Cash Flow achieved $814 million* compared to a target performance of $723 million. Accordingly, the three-year cumulative Free Cash Flow measure from October 1, 2016 to September 30, 2019 resulted in a 139.0% achievement of target units against the performance target.

•	From October 1, 2016 to September 30, 2019, holders of Hillrom’s common stock achieved a TSR of 78.9%, which was at the 55th percentile of our peer group used by the Committee to assess and compare the Company’s TSR with the TSR or certain of our peers (the “TSR Peer Group”), compared to a target performance of the 50th percentile. Accordingly, the TSR modifier resulted in achievement of 110.4% of the performance target.

•	The cumulative Free Cash Flow performance of 139.0% was modified by the TSR performance of 110.4% resulting in an overall payout of 153.5% of the target award amount. Accordingly, fiscal year 2017 PSU grants awarded to the NEOs (other than Mr. Groetelaars and Ms. Bodem, neither of whom were employed by the Company at the time the fiscal year 2017 PSU award was granted) were earned on September 30, 2019 and vested on November 5, 2019 at a level of 153.5% of the target award amount, again demonstrating pay for performance alignment in our compensation program.

2017 - 2019 Cumulative TSR
HAE 243.0%
MASI 155.1%
IDXX 146.0%
ISRG 124.1%
RMD 114.8%
BIO 110.3%
STE 108.9%
ABT 108.9%
TFX 97.9%
BRKR 95.8%
SYK 94.2%
TMO 91.9%
BAX 90.8%
ALGN 90.4%
WST 86.6%
EW 86.0%
DHR 85.6%
HRC 78.9%
Hill-Rom Performance
BSX 78.0%
MTD 72.4%
Peer Group Median
A 68.3%
ILMN 66.8%
CRL 63.9%
COO 63.5%
PKI 58.1%
BDX 49.5%
WAT 43.2%
IART 42.0%
MDT 32.4%
DGX 32.0%
HOLX 30.0%
VAR 28.5%
JNJ 18.3%
ZBH 11.3%
CMD 6.5%
HYH 4.8%
XRAY -11.9%
PDCO -55.4%
MD -65.6%
-70.0%
-20.0%
30.0%
80.0%
130.0%
180.0%
230.0%
280.0%

* The cumulative Free Cash Flow reported to investors for fiscal year 2017 – 2019 was $847 million versus the cumulative Free Cash Flow achievement of $814 million for the PSU Program. The difference between the reported amount and the amount used to calculate PSU Program cumulative Free Cash Flow achievement primarily relates to the Tax Cuts and Jobs Act enacted in the United States in December 2017, as well as other unplanned strategic developments, acquisition and integration costs, special charges and unusual events.

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Fiscal Year 2017 – 2019 Performance Share Unit Program

Measure	Threshold	Target	Maximum	Achieved	% of Measure Target	% of Target Payout
Free Cash Flow*	$615M	$723M	$831M	$814M	139.0%	153.5%
Relative TSR	25%	50%	75%	55.2%	110.4%
Percentage Payout	50%	100%	150%

* The fiscal year 2017 – 2019 cumulative Free Cash Flow measure performance was determined on November 5, 2019 and relative TSR measure performance was determined on September 30, 2019.

Under the fiscal year 2017 – fiscal year 2019 PSU program, Mr. Johnson earned 6,199 shares of stock, Mr. Frank earned 8,672 shares of stock, Ms. Rasin earned 10,942 shares of stock and Mr. Strobel earned 16,979 shares of stock. At the time the fiscal year 2017 PSU award was granted, neither Mr. Groetelaars nor Ms. Bodem were employed by the Company.

The TSR Peer Group used for the PSUs granted in fiscal year 2019 includes the companies in the Compensation Peer Group as well as the companies that comprised the former Morgan Stanley Healthcare Products Index at the time it was delisted in 2015 with the exception of companies impacted by merger and acquisition activities: Heartware International (which was acquired by Medtronic), Sirona Dental Systems (which merged with Dentsply), C.R. Bard, Inc. (which was acquired by Becton, Dickinson and Company), Thoratic (which was acquired by St. Jude Medical) and St. Jude Medical (which was acquired by Abbott Laboratories), and six companies with lower overall business comparability: Align Technology, Cantel Medical Corp., Charles River Laboratories International, IDEXX Laboratories, Illumina and Mettler-Toledo International. To supplement this group with additional peers to establish a larger sample size, four companies were added in fiscal year 2017 and four companies were added in fiscal year 2018. These companies all have similar revenue, market value and industry as the Company. No changes to the peer group were made in fiscal year 2019, as the 36-company peer group provides a robust sample size against which to measure the Company’s performance.

TSR Peer Group
Companies in Compensation Peer Group	Additional Companies
Agilent Technologies, Inc.	Abbott Laboratories
Avanos Medical, Inc.	Baxter International Inc.
Bio-Rad Laboratories, Inc.	Becton, Dickinson and Company
Bruker Corporation	Boston Scientific Corporation
The Cooper Companies, Inc.	Danaher Corp.
DENTSPLY SIRONA Inc.	DexCom Inc.
Edwards Life Sciences Corporation	Globus Medical, Inc.
Hologic, Inc.	Haemonetics Corporation
Intuitive Surgical, Inc.	Integra LifeSciences Holdings Corporation
MEDNAX, Inc.	Johnson & Johnson
Patterson Companies, Inc.	Massimo Corporation
PerkinElmer, Inc.	Medtronic plc
Quest Diagnostics Incorporated	Merit Medical Systems, Inc.
ResMed Inc.	NuVasive, Inc.
STERIS plc	Stryker Corporation
Teleflex Incorporated	Thermo Fisher Scientific Inc.
Varian Medical Systems, Inc.	Zimmer Biomet Holdings, Inc.
Waters Corporation
West Pharmaceutical Services, Inc.

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Fiscal Year 2020 Changes to LTI Target Opportunity: In addition to the increase to Mr. Groetelaars’ LTI target mentioned under the section CEO Compensation, the Committee increased the LTI targets of Ms. Bodem, Mr. Johnson, and Ms. Rasin based on the results of compensation benchmarking performed by the Committee’s independent compensation consultant and in line with the goals of our compensation program. Ms. Bodem’s target increased from 225% to 275% of fiscal year 2020 base salary, Mr. Johnson’s target increased from 200% to 275% of fiscal year 2020 base salary and Ms. Rasin’s target increased from 175% to 200% of fiscal year 2020 base salary. The Committee confirmed that the fiscal year 2019 LTI Target Opportunity for Mr. Frank remain appropriate for fiscal year 2020. Mr. Strobel retired from the Company on November 17, 2019 and did not receive an award for FY2020.

Share Ownership Guidelines.  In order to align the interests of executives to the long-term performance of the Company, executive officers are required to own a certain amount of Company stock within five years of joining the Company. The ownership requirements are as follows:

Stock Ownership Guidelines
Executive Officer	Multiple of Annual Salary
CEO	6x
CFO	3x
Senior Vice President	2x
Vice President who (1) reports to the CEO, or (2) is a Section 16 reporting officer	1x

Shares owned outright and unvested RSUs count toward the required ownership level. This requirement, like the Executive Compensation Recoupment Policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers. Messrs. Johnson, Frank and Strobel and Ms. Rasin have achieved their required ownership levels, and Mr. Groetelaars and Ms. Bodem (who are on track to meet the required ownership level) have not been with the Company for more than five years, and therefore are not required to meet these guidelines until each of their respective five-year anniversaries with the Company.

Hillrom’s Executive Compensation Recoupment Policy. Under our Executive Compensation Recoupment Policy, the Committee can recoup from executive officers all performance-based compensation and any trading profits on trades in Hillrom securities received during the prior 24 months in the event there is a material restatement of financial results due to misconduct of the executive officer from whom recoupment is sought. The Executive Compensation Recoupment Policy gives the Committee discretion to determine whether and to what extent to seek recoupment based on specific facts and circumstances.

Timing of Equity Grants. We generally make all equity grants to our executives on an annual basis (except in the case of a new hire or promotion), and these grants have historically been made at our November Board meeting.

Anti-Hedging/Anti-Pledging Policy. Hillrom has adopted an insider trading policy which incorporates anti-hedging and anti-pledging provisions. Consequently, no officer or director may enter into a hedge or pledge of Hillrom stock.

Re-pricing and Buybacks. With respect to each of our NEOs, Hillrom does not re-price options, nor does it buy back shares (other than shares acquired by the Company at fair market value to cover tax withholding and option exercise).

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Retirement and Change in Control Agreements

Overview.  Hillrom believes that it is in the best interests of the Company and its shareholders to have the unbiased dedication of its executives, without the distractions of personal uncertainties such as retirement or a change in control.  Hillrom has designed its senior management retirement and other post-employment benefit programs to reduce such distractions and align to competitive practices of other comparable companies.

Retirement Guidelines for Executives.  With respect to executives hired before August 1, 2016, those who are at least 55 years of age and with 5 years’ length of service are eligible to receive certain benefits under Hillrom’s Stock Incentive Plan.  With respect to executives hired on or after August 1, 2016, those who are at least 55 years of age and with 10 years’ length of service are eligible to receive certain benefits under Hillrom’s Stock Incentive Plan. These guidelines are incorporated into each individual equity award agreement and have been approved by the Committee.  The following is allowed upon retirement:

•	accelerated vesting of outstanding time-based RSUs and stock options which have been held for at least one year prior to retirement;

•	accelerated vesting on a pro-rata basis of outstanding time-based RSUs and stock options which have been granted during the year of retirement;

•	vesting of outstanding PSUs which have been held for at least one year prior to retirement, based on achievement of performance objectives during the full performance period;

•	pro-rata vesting of outstanding PSUs which have been granted during the year of retirement, based on achievement of performance objectives during the full performance period; and

•	an extension of three years of the time to exercise eligible outstanding stock options.

Supplemental Executive Retirement Plan.  The Supplemental Executive Retirement Plan (the “SERP”) provides additional retirement benefits to certain employees selected by the Committee whose retirement benefits under our pension plan or 401(k) plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Code.

Change in Control Agreements.  Hillrom has a change in control agreement in place with each NEO.  These change in control agreements are of the form commonly referred to as “double-trigger” agreements, in that they are triggered only in the event that an executive is terminated in connection with a change in control, not merely if a change in control occurs. Moreover, they do not contain any 280G gross-up provisions. They are intended to encourage continued employment by Hillrom of its key management personnel and to allow such personnel to be in a position to provide assessment and advice to the Board regarding any proposed change in control without concern that such personnel might be unduly distracted by the uncertainties and risks created by the proposed transaction. For information on the potential payments to executives on a change in control, see “Potential Payments Upon Termination or Change in Control” on pages 52 and 53.

Other Personal Benefits

In addition to the elements of compensation discussed above, we also provide senior level management with various other benefits in order to remain competitive with the market, in attracting and retaining qualified executives. Hillrom believes that these benefits are in-line with the market, are reasonable in nature, are not excessive and are in the best interest of Hillrom and its shareholders. None of our NEOs receive any excise tax or perquisite tax gross-ups, other than for reasonable relocation costs and housing allowance, as applicable.

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Employment Agreements

We have entered into an employment agreement with each of our NEOs. We believe that it is appropriate for our senior executive officers to have employment agreements because they provide certain contractual protections to us that we might not otherwise have, including provisions relating to non-competition with us, non-solicitation of our employees and confidentiality of our proprietary information. Additionally, we believe that employment agreements are a useful tool in recruiting and retention of senior level employees. The current employment agreements set forth the basic duties of the senior executive officers and provide that each senior executive officer is entitled to receive, in addition to base salary, incentive compensation payable at our discretion and such additional compensation, benefits and perquisites as we may deem appropriate. The employment agreements are terminable by either us or the executive officer “without cause” on 180 days’ written notice, or if terminated by us, pay in lieu of notice, and are terminable at any time by us for cause, as defined in each employment agreement. See “Potential Payments Upon Termination or Change in Control” on pages 52 and 53 for further information regarding payments due upon termination. Further, the non-competition and non-solicitation agreements of the senior executive officers will continue for a period of 18 months for the CEO and 12 months for other officers after the termination of the senior executive officer’s employment.

Risk Assessment of Compensation Policies and Practices

Assisted by its independent compensation consultant, the Committee reviewed our material compensation policies and practices applicable to our employees and executive officers. Following the independent consultant’s review and recommendation, the Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Key features of the compensation program supporting this conclusion include:

•	appropriate pay philosophy, peer group and market positioning,

•	effective balance in cash and equity mix, short and long-term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion,

•	elements of the compensation program designed to avoid excessive risk-taking, and

•	meaningful risk mitigants, such as the stock ownership guidelines and executive compensation recoupment policies.

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Summary Compensation Table

The following tables and notes set forth compensation information for the fiscal years ended September 30, 2019, 2018, and 2017 for our NEOs.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total ($)
John P. Groetelaars (6)(7)	2019	$1,018,000	None	$3,915,748	$1,177,599	$1,030,200	$184,613	$7,326,160
President and Chief Executive Officer,
Member of the Board of Directors	2018	$384,615	None	$2,981,176	$2,200,039	$424,231	$110,261	$6,100,322
Barbara Bodem Senior Vice President and Chief Financial Officer (8)	2019	$408,462	$300,000	$1,730,644	$288,746	$300,697	$116,103	$3,144,652
Paul S. Johnson	2019	$484,831	None	$891,960	$268,226	$406,000	$90,803	$2,141,819
Senior Vice President and President, Patient	2018	$436,154	None	$661,776	$208,383	$424,655	$73,057	$1,804,025
Support Systems	2017	$391,801	None	$334,367	$109,676	$238,000	$67,861	$1,141,704
Andreas G. Frank	2019	$459,319	None	$715,751	$183,706	$318,405	$345,946	$2,023,127
Senior Vice President and President, Front	2018	$415,423	None	$827,905	$164,821	$281,265	$75,007	$1,764,420
Line Care (9)	2017	$388,269	None	$467,792	$153,429	$218,790	$48,486	$1,681,559
Deborah M. Rasin	2019	$493,215	None	$793,355	$238,587	$333,300	$80,044	$1,938,500
Senior Vice President and Chief Legal Officer	2018	$476,654	None	$620,898	$195,514	$316,340	$72,153	$1,681,559
and Secretary	2017	$462,385	None	$590,234	$193,593	$236,640	$70,673	$1,553,524
Steven J. Strobel	2019	$533,400	None	$1,355,551	$407,682	$167,779	$95,639	$2,560,050
Retired Senior Vice President Chief Financial	2018	$517,558	None	$1,013,646	$319,216	$429,343	$81,830	$2,361,592
Officer (10)	2017	$502,269	None	$915,933	$300,400	$321,300	$80,185	$2,120,087
(1)	Reflects salary paid within each of the three fiscal years.

(2)	The amounts in this column represent the grant date fair value of time-based RSUs granted during the applicable fiscal year, excluding a reduction for risk of forfeiture. Also included is the grant date fair value of PSUs granted during each of fiscal years 2019, 2018 and 2017 to certain officers based upon the target achievement of the performance conditions as of the grant date as more fully described in the footnotes to the Grants of Plan-Based Awards Table. These grant date fair values were based on the methodology set forth in Notes 1 and 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2019.

(3)	The amounts in this column represent the grant date fair value of time-based stock options granted during the applicable fiscal years, excluding the reduction for risk of forfeiture. These grant date fair values were based on the methodology set forth in Notes 1 and 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

(4)	The amounts in this column represent cash awards earned for the applicable fiscal year and paid in the subsequent fiscal year, under our Business Incentive for Growth Plan.

(5)	Please refer to the “All Other Compensation” table below for further information.

(6)	In 2018, Mr. Groetelaars received a one-time sign-on award comprised of $1,200,000 of stock options upon commencement of his employment to compensate him for the bonus and unvested equity opportunities foregone at his previous employer upon joining Hill-Rom.

(7)	Mr. Groetelaars was elected President and Chief Executive Officer effective May 14, 2018 and his salary and non-equity incentive plan compensation are pro-rated as of such date.

(8)	Ms. Bodem joined the Company on December 3, 2018. Her salary and non-equity incentive plan compensation are pro-rated as of such date. Ms. Bodem received a one-time sign-on cash award of $300,000 and a one-time RSU award in the amount of $725,000 upon commencement of her employment to compensate her for the bonus opportunity and value of outstanding unvested equity awards foregone at her previous employer.

(9)	Mr. Frank received a one-time RSU award upon promotion to Senior Vice President and President, Front Line Care on December 3, 2018.

(10)	On November 26, 2018, Mr. Strobel notified the Company of his intention to retire from the Company following a transition period. Effective December 3, 2018, Mr. Strobel took on a new role as senior advisor to the Company’s CEO and he remained in such new role through November 17, 2019, his retirement date.

46

All Other Compensation for Fiscal Year 2019

Name and Principal Position	Company Contributions to the 401(k) (1)	Company Contributions to the Supplemental 401(k) (1)	Relocation and Housing Costs (2)	Relocation and Housing Gross Up	Health and Welfare Benefits	Total All Other Compensation
John P. Groetelaars President and Chief Executive Officer, Member of the Board of Directors	$19,600	$122,588	None	None	$42,425	$184,613
Barbara Bodem Senior Vice President and Chief Financial Officer	$19,600	$26,460	$34,270	$14,202	$21,570	$116,103
Paul S. Johnson Senior Vice President and President, Patient Support Systems	$19,600	$38,054	None	None	$33,149	$90,803
Andreas G. Frank Senior Vice President and President, Front Line Care	$19,401	$33,890	$178,654	$81,749	$32,252	$345,946
Deborah M. Rasin Senior Vice President and Chief Legal Officer and Secretary	$19,600	$35,200	None	None	$25,243	$80,044
Steven J. Strobel Retired Senior Vice President and Chief Financial Officer (3)	$19,600	$45,537	None	None	$30,502	$95,639
(1)	Amounts represent Company contributions to the NEO’s accounts in the applicable plans: 401(k) Savings Plan and Supplemental Executive Retirement Plan (SERP) excluding the reduction for forfeiture of non-vested contributions.

(2)	Represents (i) amounts Ms. Bodem was reimbursed by the Company related to her relocation to Chicago, IL to serve as Senior Vice President and Chief Financial Officer and (ii) amounts Mr. Frank was reimbursed by the Company for his relocation to Skaneateles, NY to serve as Senior Vice President and President, Front Line Care.

(3)	On November 26, 2018, Mr. Strobel notified the Company of his intention to retire from the Company following a transition period. Effective December 3, 2018, Mr. Strobel took on a new role as senior advisor to the Company’s CEO and he remained in such new role through November 17, 2019, his retirement date.

47

Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2019

The following table summarizes the grants of plan-based awards to each of the NEOs for the fiscal year ended September 30, 2019. All equity awards granted during fiscal year 2019 were granted under our Stock Incentive Plan.

		2019	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock and Option Awards: Number of Shares of Stock	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name and Principal	Grant	Award							or Units	Awards	Option Awards
Position	Date	Amount	Min.	Target	Max.	Min.	Target	Max.	(3)	(4)	(5)
John P. Groetelaars	n.a.	$1,030,200	$-	$1,020,000	$2,040,000
President and Chief Executive Officer,	11/7/2018					-	24,303	54,682			$2,737,490
Member of the	11/7/2018								12,152		$1,178,258
Board of Directors	11/7/2018								42,314	$96.96	$1,177,599
Barbara Bodem	n.a.	$300,697	$-	$248,100	$496,200
Senior Vice	12/3/2018					-	5,847	13,156			$671,937
President and Chief	12/3/2018								2,924		$288,774
Financial Officer	12/3/2018								7,796		$769,933
	12/3/2018								10,272	$98.76	$288,746
Paul S. Johnson	n.a.	$406,000	$-	$350,000	$700,000
Senior Vice President and	11/7/2018					-	5,536	12,456			$623,575
President, Patient	11/7/2018								2,768		$268,385
Support Systems	11/7/2018								9,638	$96.96	$268,226
Andreas G. Frank	n.a.	$318,405	$-	$322,715	$645,429
Senior Vice	11/7/2018					-	3,792	8,532			$427,131
President and	11/7/2018								1,896		$183,836
President, Front	12/3/2018								1,061		$104,784
Line Care	11/7/2018								6,601	$96.96	$183,706
Deborah M. Rasin	n.a.	$333,300	$-	$300,000	$600,000
Senior Vice President and Chief	11/7/2018					-	4,924	11,079			$554,639
Legal Officer and	11/7/2018								2,462		$238,716
Secretary	11/7/2018								8,573	$96.96	$238,587
Steven J. Strobel	n.a.	$167,779	$-	$166,118	$332,235
Retired Senior Vice	11/7/2018					-	8,413	18,929			$947,640
President and Chief	11/7/2018								4,207		$407,911
Financial Officer (6)	11/7/2018								14,649	$96.96	$407,682

(1)	Amounts represent the potential cash awards that could be paid under our BIG Plan.

(2)	The amounts under the “Target” column reflect the number of PSUs granted to the NEOs in fiscal year 2019. They represent the amount of shares the NEOs will receive if the target performance goals are met during the three-year performance period. Achievement of performance in excess of target goals will result in additional shares being received by the NEOs, up to the amounts in the “Maximum” column. Refer to the “Long-Term Equity Awards” section of the CD&A for further details.

(3)	Amounts under this column represent stock options and RSU’s granted to our NEOs during fiscal year 2019. The exercise price for these stock options is the fair market value of our common stock on the grant date, as described in Footnote 4 below.

(4)	The average of the high and low selling prices of our common stock on the NYSE on the grant date.

(5)	The grant date fair values of stock and option awards granted to our NEOs are based on the methodology set forth in Notes 1 and 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2019.

(6)	On November 26, 2018, Mr. Strobel notified the Company of his intention to retire from the Company following a transition period. Effective December 3, 2018, Mr. Strobel took on a new role as senior advisor to the Company’s CEO and he remained in such new role through November 17, 2019, his retirement date.

48

Outstanding Equity Awards at September 30, 2019

The following table summarizes the number and terms of stock options, deferred stock shares and PSUs outstanding for each of the NEOs as of September 30, 2019.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Grant Date (1)	Option Exercise Price	Option Expiration Date	Grant Date (2)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
John P. Groetelaars President and Chief	27,466	63,896	5/14/2018	$89.08	5/14/2028	5/14/2018	11,651	$1,226,072	51,773	$5,448,020
Executive Officer, Member of the Board of Directors	0	42,314	11/7/2018	$96.96	11/7/2028	11/7/2018	12,253	$1,289,331	54,682	$5,754,161
Barbara Bodem Senior Vice President and Chief Financial Officer	0	10,272	12/3/2018	$98.76	12/3/2028	12/3/2018	10,809	$1,137,396	13,156	$1,384,380
Paul S. Johnson	0	699	11/16/2015	$51.33	11/16/2025
Senior Vice President and	0	3,651	11/14/2016	$53.70	11/14/2026	11/14/2016	8,272	$870,418
President, Patient	2,408	7,226	11/8/2017	$78.16	11/8/2027	11/8/2017	2,712	$285,384	11,995	$1,262,208
Support Systems	0	9,638	11/7/2018	$96.96	11/7/2028	11/7/2018	2,791	$293,686	12,456	$1,310,745
	9,149	0	11/18/2013	$41.53	11/18/2023
Andreas G. Frank	10,040	0	11/17/2014	$44.93	11/17/2024
Senior Vice	7,289	2,430	11/16/2015	$51.33	11/16/2025
President and	5,107	5,108	11/14/2016	$53.70	11/14/2026	11/14/2016	11,572	$1,217,733
President, Front Line	1,905	5,715	11/8/2017	$78.16	11/8/2027	11/8/2017	2,144	$225,653	9,486	$998,212
Care						3/5/2018	1,874	$197,150
	0	6,601	11/7/2018	$96.96	11/7/2028	11/7/2018	1,912	$201,166	8,532	$897,822
						12/3/2018	1,070	$112,572
Deborah M. Rasin	0	3,795	1/4/2016	$47.29	1/4/2026
Senior Vice President and Chief	4,739	6,445	11/14/2016	$53.70	11/14/2026	11/14/2016	14,601	$1,536,487
Legal Officer and	2,259	6,780	11/8/2017	$78.16	11/8/2027	11/8/2017	2,544	$267,722	11,255	$1,184,311
Secretary	0	8,573	11/7/2018	$96.96	11/7/2028	11/7/2018	2,482	$261,219	11,079	$1,165,843
Steven J. Strobel	0	4,278	11/16/2015	$51.33	11/16/2025
Retired Senior Vice	0	10,000	11/14/2016	$53.70	11/14/2026	11/14/2016	22,658	$2,384,325
President and Chief	0	11,069	11/8/2017	$78.16	11/8/2027	11/8/2017	4,153	$437,068	18,374	$1,933,443
Financial Officer	0	14,649	11/7/2018	$96.96	11/7/2028	11/7/2018	4,242	$446,364	18,929	$1,991,925

(1)	Unvested stock options based solely on continued employment become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	Except for the grant made to Mr. Frank on March 5, 2018, unvested RSU awards granted prior to November 7, 2018 and based solely on continued employment vest one day following the third anniversary of the date of grant. Unvested RSU awards granted November 7, 2018 and based solely on continued employment vest in three equal annual installments beginning one day following the first anniversary of the date of grant. Mr. Frank's March 5, 2018 award vests in two equal installments beginning one day following the first anniversary of the date of grant.

(3)	Market value is determined by multiplying the number of unvested RSUs and/or PSUs by $105.23, the closing price per share of our common stock on September 30, 2019.

(4)	PSUs pursuant to the fiscal year 2018 – 2020 and fiscal year 2019 –2021 programs are shown based on maximum performance (225% of target).

49

Option Exercises and Stock Vested in Fiscal Year Ended September 30, 2019

The following table summarizes the number of stock option awards exercised and the value realized upon exercise during the fiscal year ended September 30, 2019 for the NEOs, as well as the number of stock awards vested and the value realized upon vesting.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
John P. Groetelaars President and Chief Executive Officer, Member of the Board of Directors	-	$-	-	$-
Barbara Bodem Senior Vice President and Chief Financial Officer	-	$-	-	$-
Paul S. Johnson Senior Vice President and President Patient Support Systems	6,470	$338,428	2,857	$290,741
Andreas G. Frank Senior Vice President and President, Front Line Care	7,454	$505,515	4,525	$452,546
Deborah M. Rasin Senior Vice President and Chief Legal Officer and Secretary	5,500	$295,476	4,164	$382,902
Steven J. Strobel Retired Senior Vice President and Chief Financial Officer (1)	47,810	$2,608,393	4,717	$453,880
(1)	On November 26, 2018, Mr. Strobel notified the Company of his intention to retire from the Company following a transition period. Effective December 3, 2018, Mr. Strobel took on a new role as senior advisor to the Company’s CEO and he remained in such new role through November 17, 2019, his retirement date.

50

Nonqualified Deferred Compensation for Fiscal Year Ended September 30, 2019

Name and Principal Position	Plan (1)	Beginning Balance	Executive Contributions in Fiscal Year 2019	Registrant Contributions in Fiscal Year 2019	Aggregate Earnings in Fiscal Year 2019 (2)	Aggregate Withdrawals / Distributions in Fiscal Year 2019	Aggregate Balance on Sept 30, 2019 (3)
John P. Groetelaars President and Chief Executive Officer, Member of the Board of Directors	SERP	$44,225	$-	$122,588	$7,120	$-	$173,933
Barbara Bodem Senior Vice President and Chief Financial Officer	SERP	$-	$-	$26,460	$521	$-	$26,981
Paul S. Johnson Senior Vice President and President, Patient Support Systems	SERP	$69,346	$-	$38,054	$985	$-	$108,385
Andreas G. Frank Senior Vice President and President, Front Line Care	SERP	$166,908	$-	$33,890	$5,211	$-	$206,009
Deborah M. Rasin Senior Vice President and Chief Legal Officer and Secretary	SERP	$109,380	$-	$35,200	$2,432	$-	$147,013
Steven J. Strobel Retired Senior Vice President and Chief Financial Officer (4)	SERP	$181,435	$-	$45,537	$11,132	$-	$238,104

(1)	We maintain a 401(k) Savings Plan SERP to provide additional retirement benefits to certain employees whose retirement benefits under the 401(k) Savings Plan are limited under the Internal Revenue Code of 1986. The additional retirement benefits provided by the SERP are for certain participants chosen by the Compensation and Management Development Committee, and they may annually receive an additional benefit of a certain percentage of their Compensation for such year. “Compensation” under the SERP means the corresponding definition of compensation under the 401(k) Savings Plan plus a percentage of a participant's eligible compensation as determined under our BIG Plan. A lump sum cash payment is available to the participant beginning on the six-month anniversary of the date of the NEO’s termination of employment (except for termination for cause, where the entire SERP is forfeited).

(2)	Amounts represent earnings on the Registrant’s SERP balances for the fiscal year. The SERP Plan’s investment approach provides for investments mirroring the employee’s investment allocation under the 401(k).

(3)	Of the amounts shown in this column related to the SERP, all of the following amounts represent Company contributions reported in the Summary Compensation Table of this proxy statement and previous proxy statements: Mr. Groetelaars $44,225, Ms. Bodem $0, Mr. Johnson $69,346, Mr. Frank $166,908, Ms. Rasin $109,380 and Mr. Strobel $181,435.

(4)	On November 26, 2018, Mr. Strobel notified the Company of his intention to retire from the Company following a transition period. Effective December 3, 2018, Mr. Strobel took on a new role as senior advisor to the Company’s CEO and he remained in such new role through November 17, 2019, his retirement date.

51

Potential Payments Upon Termination or Change in Control

Benefits Payable Upon Termination Under Employment Agreements

The following tables set forth estimates of the amounts payable to each of our NEOs upon specified termination events, based upon a hypothetical termination date of September 30, 2019.

Event	Salary & Other Cash Payments	Accelerated Vesting of Retirement Savings Plan (1)	Accelerated Vesting of Equity Based Awards (2)	Continuance of Health & Welfare Benefits (3)	Limited Outplacement Assistance	Total
John P. Groetelaars President and Chief Executive Officer, Member of the Board of Directors
Death (4)	$2,530,200	$74,544	$8,876,127	$-	$-	$11,480,871
Disability (5)	$12,081,967	$74,544	$8,876,127	$-	$-	$21,032,637
Retirement	$1,030,200	$-	$6,256,262	$-	$-	$7,286,462
Termination Without Cause	$4,090,200	$74,544	$-	$15,911	$10,000	$4,190,654
Resignation With Good Reason	$4,090,200	$74,544	$-	$15,911	$10,000	$4,190,654
Resignation Without Good Reason	$-	$-	$-	$-	$-	$-
Termination for Cause	$-	$-	$-	$-	$-	$-
Barbara Bodem Senior Vice President and Chief Financial Officer
Death (4)	$1,300,697	$11,563	$1,819,171	$-	$-	$3,131,431
Disability (5)	$5,284,864	$11,563	$1,819,171	$-	$-	$7,115,598
Retirement	$300,697	$-	$513,546	$-	$-	$814,243
Termination Without Cause	$1,100,697	$11,563	$-	$15,611	$10,000	$1,137,872
Resignation With Good Reason	$1,100,697	$11,563	$-	$15,611	$10,000	$1,137,872
Resignation Without Good Reason	$-	$-	$-	$-	$-	$-
Termination for Cause	$-	$-	$-	$-	$-	$-
Paul S. Johnson Senior Vice President and President, Patient Support Systems
Death (4)	$1,406,000	$-	$2,442,304	$-	$-	$3,848,304
Disability (5)	$4,712,220	$-	$2,442,304	$-	$-	$7,154,524
Retirement	$406,000	$-	$1,846,610	$-	$-	$2,252,610
Termination Without Cause (6)	$1,256,000	$-	$535,173	$15,604	$10,000	$1,816,777
Resignation With Good Reason	$1,256,000	$-	$-	$15,604	$10,000	$1,281,604
Resignation Without Good Reason	$-	$-	$-	$-	$-	$-
Termination for Cause	$-	$-	$-	$-	$-	$-
Andreas G. Frank Senior Vice President and President, Front Line Care
Death (4)	$1,248,405	$-	$2,488,473	$-	$-	$3,736,877
Disability (5)	$7,279,218	$-	$2,488,473	$-	$-	$9,767,691
Retirement	$318,405	$-	$2,005,267	$-	$-	$2,323,672
Termination Without Cause (6)	$1,108,905	$-	$701,786	$15,556	$10,000	$1,836,247
Resignation With Good Reason	$1,108,905	$-	$-	$15,556	$10,000	$1,134,460
Resignation Without Good Reason	$-	$-	$-	$-	$-	$-
Termination for Cause	$-	$-	$-	$-	$-	$-
Deborah M. Rasin Senior Vice President and Chief Legal Officer and Secretary
Death (4)	$1,333,300	$-	$2,765,493	$-	$-	$4,098,793
Disability (5)	$4,983,822	$-	$2,765,493	$-	$-	$7,749,315
Retirement	$333,300	$-	$2,238,660	$-	$-	$2,571,960
Termination Without Cause (6)	$1,133,300	$-	$719,202	$15,597	$10,000	$1,878,099
Resignation With Good Reason	$1,133,300	$-	$-	$15,597	$10,000	$1,158,897
Resignation Without Good Reason	$-	$-	$-	$-	$-	$-
Termination for Cause	$-	$-	$-	$-	$-	$-
Steven J. Strobel Retired Senior Vice President and Chief Financial Officer
Retirement (7)	$167,779	$-	$3,488,443	$-	$-	$3,656,222

52

(1)	Represents the cash payment of an amount equal to the unvested portion of company contributions in the SERP that would immediately become vested upon death, disability, termination without cause or termination with good reason. Messrs. Strobel, Johnson, Frank and Ms. Rasin are vested in the SERP so no additional benefits would be received upon termination.

(2)	The amounts indicated represent the intrinsic value of all unvested non-qualified stock options that would have become vested and exercisable upon death, disability or retirement and the market value of all unvested RSUs and unearned PSUs that would have vested upon death, disability or retirement. The amounts were calculated based on the closing price of our common stock of $105.23 on September 30, 2019.

(3)	Amounts represent the dollar value of the incremental cost to Hillrom by providing continuing health and life insurance coverage based on the individual’s selected coverage in effect immediately before the hypothetical termination.

(4)	The death benefit provides for two times base salary (up to a maximum benefit of $1,500,000).

(5)	Benefits provided under our disability plans are based on various circumstances including the NEO meeting certain eligibility requirements. Our disability plans are fully insured; therefore, claim payments are reviewed and processed by our third-party insurance carrier. The following assumptions were used to determine the salary and other cash payment amount for permanent disability: normal retirement age is based on the Social Security Normal Retirement Age Table and long-term disability benefits are based on 60% of the sum of the NEO's monthly earnings and 75% target short-term incentive and a 3.21% discount rate.

(6)	Messrs. Johnson and Frank and Ms. Rasin entered into agreements dated April 24, 2018, providing that if employment is terminated by the Company without cause on or before November 16, 2019, they would be entitled to receive cash payments for all outstanding unvested equity awards forfeited as a result of termination of employment that otherwise would have vested on or before November 16, 2019. The amounts shown in the table above represent the intrinsic value of unvested non-qualified stock options and the market value of unvested RSUs and PSUs that would have become vested assuming a termination of employment without cause on September 30, 2019. The amounts were calculated based on the closing price of our common stock of $105.23 on September 30, 2019. As of November 16, 2019, the applicable NEO was no longer entitled to any termination payments under the applicable agreement.

(7)	Mr. Strobel retired from the Company effective November 17, 2019.

53

Termination Due to Death or Permanent Disability

In the event an NEO dies or suffers a permanent disability during the term of employment, the NEO will receive a Hillrom death or disability benefit, as applicable; will be eligible to receive a prorated bonus for the year in which employment is terminated; and will be immediately vested in the SERP.

Retirement

Upon retirement, each NEO will be eligible to receive a prorated bonus for the year in which employment is terminated. Current NEOs who are at least 55 years old and who have at least five years of service (or ten years of service for those NEOs with effective hire dates on or after August 1, 2016) are eligible for certain retirement benefits, including the full vesting of outstanding RSUs, PSUs and stock options which have been held for at least one year and partial vesting of outstanding RSUs, PSUs and stock options which have been granted within one year of retirement. Vested stock options can be exercised until the earlier of either the original expiration date or the three-year anniversary of the retirement date. PSUs vest after the completion of the performance period and are based on the Company’s achievement of the performance goals during that period.

Termination Without Cause or Resignation with Good Reason

Upon a termination by the Company without cause or a resignation for good reason, each NEO other than the CEO is eligible to receive severance pay in an amount equal to one times the sum of then-current base salary for twelve months and the target bonus for the year in which employment is terminated, and the CEO is eligible to receive severance pay in an amount equal to two times the sum of then-current base salary for twelve months and the target bonus for the year in which employment is terminated. Each NEO will be immediately vested in the SERP and receive a prorated portion of the current-year annual incentive based on the performance level and the number of days employed during the fiscal year. Health and similar welfare benefits will continue on substantially the same terms and conditions as at the time of the termination until the earlier of (i) the end of twelve months or (ii) such time as the NEO is eligible to be covered by comparable benefits of a subsequent employer.

Termination For Cause or Resignation Without Good Reason

Upon a termination by the Company for cause or a resignation without good reason, an NEO will not receive a severance payment.

54

Benefits Payable Under Change in Control Agreements

Based upon a hypothetical change in control date of September 30, 2019, the change in control benefits with a termination of employment would be as follows:

Event	Salary & Other Cash Payments	Accelerated Vesting of Retirement Savings Plan (1)	Accelerated Vesting of Equity Based Awards (2)	Continuance of Health & Welfare Benefits (3)	Limited Outplacement Assistance	Effect of Modified Economic Cut-Back	Total
John P. Groetelaars President and Chief Executive Officer, Member of the Board of Directors	$7,150,200	$74,544	$9,423,955	$47,732	$10,000	$-	$16,706,430
Barbara Bodem Senior Vice President and Chief Financial Officer	$1,900,697	$11,563	$1,886,939	$31,222	$10,000	$-	$3,840,422
Paul S. Johnson Senior Vice President and President, Patient Support Systems	$2,106,000	$-	$2,568,159	$31,208	$10,000	$(684,883)	$4,030,484
Andreas G. Frank Senior Vice President and President, Front Line Care	$1,899,405	$-	$2,581,285	$31,112	$10,000	$-	$4,521,802
Deborah M. Rasin Senior Vice President and Chief Legal Officer and Secretary	$1,933,300	$-	$2,880,510	$31,195	$10,000	$-	$4,855,004
Steven J. Strobel (4) Retired Senior Vice President and Chief Financial Officer	$-	$-	$-	$-	$-	$-	$-
(1)	Represents the cash payment of an amount equal to the unvested portion of company contributions in the SERP that would immediately become vested upon termination in connection with a change in control. Messrs. Johnson, Frank and Ms. Rasin are vested in the SERP so no additional benefits would be received upon termination.

(2)	The amounts indicated represent the intrinsic value of all unvested non-qualified stock options that would have become vested and exercisable upon termination in connection with a change in control and the market value of all unvested RSUs and unearned PSUs that would have vested upon termination in connection with a change in control. The amounts were calculated based on the closing price of our common stock of $105.23 on September 30, 2019.

(3)	Amounts represent the dollar value of the incremental cost to Hillrom by providing continuing health and life insurance coverage based on the individual’s selected coverage in effect immediately before the hypothetical termination.

(4)	Mr. Strobel retired from the Company effective November 17, 2019.

Change in Control

In the event that a NEO other than the CEO is terminated in connection with a change in control, the NEO will receive a cash payment of two times the then-current annual base salary and target bonus plus a sum equal to the amount of all accrued and unpaid vacation and business expenses; the CEO will receive a cash payment of three times the then-current annual base salary and target bonus plus a sum equal to the amount of all accrued and unpaid vacation and business expenses. Each NEO, including the CEO will receive a prorated portion of the current-year annual incentive based on the performance level and the number of days employed during the fiscal year. Health and similar welfare benefits for NEOs other than the CEO will continue on substantially the same terms and conditions for twenty-four months (thirty-six months for the CEO). Life insurance benefits for NEOs other than the CEO will continue for a period of two years following the termination (three years for the CEO).

The NEO will receive a cash payment equal to the amount of short-term incentive compensation which would be payable if the Company had achieved performance targets (at 100%) in effect for the year in which the termination occurred, and the NEO will receive accelerated vesting of certain equity awards. If not already vested, the NEO would become immediately vested in the SERP.

55

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, and Item 402(u) of Regulation S-K, we are providing the following disclosure about the ratio of the annual total compensation of Mr. Groetelaars, our CEO, to the annual total compensation of our median employee.

For 2019, the annual total compensation of our median employee (excluding our CEO) was $68,973. The 2019 total compensation of our CEO was $7,326,160. Based on this information, for 2019 the ratio of our CEO's annual total compensation to the annual total compensation of our median employee was 106:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

There have been no changes to the Company’s employee population or compensation arrangements that we believe significantly affect our pay ratio disclosure and thus have elected to use the same median employee in this disclosure as we did in our last fiscal year disclosure.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee's annual total compensation were calculated consistent with the disclosure requirements of executive compensation under the Summary Compensation Table.

To identify the median employee, we examined the 2018 total cash compensation, including base salaries, overtime payments, allowances, incentives and commissions paid, to all individuals, excluding our CEO, who were employed by us as of July 15, 2018, as reflected in our payroll records. In accordance with Item 402(u) and instructions thereto, we included all full-time, part-time, temporary and seasonal employees. We selected total cash compensation for all employees as a consistently applied compensation measure because we do not widely distribute annual equity awards to employees and because we believe that this measure reasonably reflects the total annual compensation of our employees. For purposes of calculating the total cash compensation of our non-U.S. employees, we converted local currencies to U.S. dollars based on our fiscal year 2018 operating plan exchange rates.

Once we identified our median employee based on that analysis, we then determined that employee's annual total compensation for fiscal year 2019 in the same manner that we determine the total compensation of our NEOs for purposes of the Summary Compensation Table, as discussed above.

56

Director Compensation

In setting non-employee director compensation, the Board considers the significant amount of time that directors expend in fulfilling their duties to Hillrom as well as the skill-level required for members of the Board. Our director pay package is designed to attract and retain highly-qualified, independent professionals to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. Our Nominating/Corporate Governance Committee generally reviews our non-employee director compensation program on an annual basis, with the assistance of the compensation consulting firm used by the Compensation and Management Development Committee. Directors who are also employees of Hillrom receive no additional remuneration for services as a director.

Non-Employee Director Compensation for Fiscal Year 2019

For fiscal year 2019, our non-employee directors (other than the Chair of the Board) received a quarterly cash retainer of $18,750; the Chair of the Board’s quarterly retainer was $38,750. Committee members of the Audit Committee, Compensation and Management and Development Committee and Nominating/Corporate Governance Committee received a quarterly retainer in the amount of $3,125, $1,875 and $1,250, respectively. Chairs of the Audit Committee, Compensation and Management and Development Committee and Nominating/Corporate Governance Committee received a quarterly retainer in the amount of $6,250, $5,000 and $3,750, respectively. Committee members also received a fee in the amount of $1,500 for each special committee meeting attended, in person or by telephone. In addition, each non-employee director is, on the first trading day following the close of each annual meeting of the Company’s shareholders, awarded vested deferred RSUs valued at $180,000 ($220,000 in the case of the Chair of the Board). Delivery of shares of common stock underlying these RSUs occurs on the later of one year and one day from the date of the grant or the six-month anniversary of the date that the applicable director ceases to be a member of the Board. In fiscal year 2019 the annual grant consisted of 2,104 vested deferred RSUs for the Chair of the Board and 1,722 for each other non-employee director. A new director may receive a pro-rata portion of the annual award representing time served during the fiscal year of during which the new director joined the Board.

Non-Employee Director Compensation for Fiscal Year 2020

Upon consultation, analysis and recommendation of the Company’s independent compensation consultant, Exequity, the Nominating/Corporate Governance Committee has recommended, and the Board has agreed, to an increase to the annual cash retainer for each of our non-employee directors and Chair by $5,000, and an increase to the annual equity retainer by $10,000 for each of our non-employee directors and Chair, with such increases to be effective as of April 1, 2020. These increases are to ensure the Board is able to continue to attract and retain appropriately qualified candidates. Exequity provides the Nominating/Corporate Governance Committee with benchmarking to the Company’s peer groups.

57

Director Compensation Table For Fiscal Year Ended September 30, 2019

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	All Other Comp (3)	Total
William G. Dempsey	$162,000	$220,036	$-	$112	$382,148
Gary L. Ellis	$96,250	$180,087	$-	$112	$276,449
Stacy Enxing Seng	$84,000	$180,087	$-	$112	$264,199
Mary Garrett	$87,500	$180,087	$-	$112	$267,699
James R. Giertz	$90,500	$180,087	$-	$112	$270,699
Charles E. Golden (4)	$55,500	$-	$-	$112	$55,612
William H. Kucheman	$88,500	$180,087	$-	$112	$268,699
Ronald A. Malone	$94,500	$180,087	$-	$112	$274,699
Gregory J. Moore (5)	$41,250	$149,436	$-	$28	$190,714
Nancy Schlichting	$101,500	$180,087	$-	$112	$281,699
(1)	The amounts in this column include the annual retainer and the amounts earned by each non-employee director for attending special committee meetings in person and/or by teleconference. For the Chair of each of our Audit Committee, Compensation and Management Development Committee, and Nominating/Corporate Governance Committee, the additional annual retainer is also included.

(2)	The amounts indicated represent the grant date fair value of RSUs granted to our non-employee directors during fiscal year 2019, and do not include any common stock equivalent dividends accrued on the RSUs since the grant date. The determination of this value was based on the methodology set forth in Notes 1 and 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2019. As of September 30, 2019, our non-employee directors owned aggregate stock awards in the following amounts (in shares): William G. Dempsey 18,434; Gary L. Ellis 4,887; Stacy Enxing Seng 13,382; Mary Garrett 6,597; James R. Giertz 33,189; Charles E. Golden 0; William H. Kucheman 22,064; Ronald A. Malone 41,960; Gregory J. Moore 1,495 and Nancy M. Schlichting 6,597.

(3)	Amounts in this column represent the dollar value of the voluntary director life and accidental death and dismemberment insurance premiums paid by us during fiscal year 2019 on behalf of each director.

(4)	Mr. Golden did not to stand for re-election to the Board. All outstanding shares vested on September 5, 2019.

(5)	Mr. Moore was elected to the Board effective March 6, 2019.

58

Equity Compensation Plan Information

The following table sets forth information concerning Hillrom's equity compensation plans as of September 30, 2019:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted Average exercise price of outstanding options, warrants and rights (1) (b)	Number of Securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,671,357	$$71.14	1,866,560

Equity compensation not approved by security holders (2)	747	-

Total	1,672,104	$$71.14	1,866,560 (3)

(1)	RSUs and PSUs are excluded when determining the weighted-average exercise price of outstanding stock options.

(2)	Under the Hill-Rom Holdings Stock Award Program, which has not been approved by security holders, shares of common stock have been granted to certain key employees. All shares granted under this program are contingent upon continued employment over specified terms. Dividends, payable in stock equivalents, accrue on the grants and are subject to the same specified terms as the original grants. Under this program, a total of 747 deferred shares will be issuable at a future date.

(3)	Amount consists of 1,776,414 shares available for issuance under our Stock Incentive Plan and 90,228 shares available for purchase under our Employee Stock Purchase Plan.

59

Delinquent Section 16(a) Reports

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, our executive officers and any person holding more than ten percent of our common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. We are required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended September 30, 2019. Based solely on a review of filings furnished to us and other information from reporting persons, we believe that all of these filing requirements were satisfied by our directors, executive officers and ten percent beneficial owners, except that due to administrative errors by the Company, the following reporting person failed to timely file one transaction report: Mary Kay Ladone. Ms. Ladone did report her transaction in a subsequent Form 3/A, which was filed on November 8, 2019.

60

Appendix A – Reconciliation of non-GAAP and GAAP Financial Measures

The following table reconciles financial results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) to non-GAAP financial results. In addition to the results reported in accordance with GAAP, we routinely provide gross margin, operating margin, income tax expense and earnings per diluted share results on an adjusted basis because the Company’s management believes these measures contribute to an understanding of our financial performance, provide additional analytical tools to understand our results from core operations and reveal underlying trends. These measures exclude strategic developments, acquisition and integration costs and related fair value adjustments, gains and losses associated with disposals of businesses or significant product lines, regulatory costs related to updating existing product registrations to comply with the European Medical Device Regulations, special charges, the transitional impacts of the U.S. Tax Cuts and Jobs Act, change in tax accounting methods, and other tax law changes, expenses associated with these items, the impacts of significant litigation matters or other unusual events. The Company also excludes expenses associated with the amortization of intangible assets associated with purchased intangible assets. These adjustments are made to allow investors to evaluate and understand operating trends excluding their impact on operating income and earnings per diluted share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

In addition, we present certain results on a constant currency basis, which compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. We monitor sales performance on an adjusted basis, which eliminates the positive or negative effects that result from translating international sales into U.S. dollars. We calculate constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period. We believe that evaluating growth in net revenue on a constant currency basis provides an additional and meaningful assessment to both management and investors.

61

(In millions)	Year Ended September 30, 2019				Year Ended September 30, 2018
	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS
GAAP Basis	10.9%	$208.6	$56.4	$2.25	10.2%	$197.2	$(55.2)	$3.73
Adjustments:
Acquisition and integration costs and related fair value adjustments [1]	0.9%	28.1	5.3	0.34	0.3%	8.1	2.2	0.09
Acquisition-related intangible asset amortization [2]	4.2%	122.4	28.6	1.38	3.8%	106.9	28.2	1.16
Field corrective actions [3]	0.2%	5.6	1.4	0.06	—%	—	—	—
Regulatory compliance costs[4]	0.5%	15.3	3.6	0.17	0.1%	4.5	1.2	0.04
Litigation settlements and expenses [5]	0.1%	2.0	0.5	0.02	0.2%	5.8	1.5	0.06
Special charges [6]	1.0%	28.4	6.9	0.32	2.7%	77.6	21.1	0.84
Tax law and method changes [7]	—%	—	(4.8)	0.07		0.1	78.8	(1.16)
Debt refinancing costs [8]	—%	4.0	0.9	0.05	—%	—	—	—
Loss on disposition of businesses [9]	—%	15.9	(12.4)	0.42	—%	(1.0)	—	(0.01)
Adjusted Basis	17.8%	$430.3	$86.4	$5.08	17.3%	$399.2	$77.8	$4.75

[1]	Acquisition and integration costs and related fair value adjustments include legal and professional fees, temporary labor, consulting and other costs related to the closing and integration of acquired businesses, including purchase accounting adjustments for deferred revenue and other items, and contingent consideration. In fiscal 2019, related fair value adjustments of $8.5 million represent purchase accounting adjustments for deferred revenue and contingent consideration associated with our business combinations. In fiscal 2019, the adjustments to deferred revenue are included in Gross profit and the remaining acquisition and integration costs are included in Selling and administrative expenses.
[2]	Acquisition-related intangible asset amortization relates to the amortization of intangible assets acquired associated with our business combinations. These costs are included in Selling and administrative expenses.
[3]	Field corrective action costs relate to costs incurred to address broad-based product performance matters outside of normal warranty provisions. These costs are included in Cost of goods sold.
[4]	Regulatory compliance costs relate to updating existing product registrations to comply with the European Medical Device Regulations. These costs are included in Selling and administrative expenses.
[5]	Litigation settlements and expenses are the aggregate charges, costs or recoveries associated with litigation settlements. These costs are included in Selling and administrative expenses.
[6]	Special charges represent a variety of costs associated with restructuring actions, including severance and related benefits, lease termination fees, asset write-downs and temporary labor on shutdown of operations. It also includes costs related to a global information technology transformation, including rationalizing and transforming our enterprise resource planning software solutions and other complementary information technology systems.
[7]	Tax law and method changes relate to tax expenses and related unrecognized tax benefits due to the Tax Cuts and Jobs Act enacted in the United States in December 2017.
[8]	Debt refinancing costs are expenses related to the refinancing of the senior credit facilities and the costs incurred between the issuance and redemption of our Senior Notes due 2027 and 2023, respectively. In fiscal 2019, debt refinancing costs include $0.7 million related to duplicative interest costs related to the issuance and redemption of our Senior Notes due 2027 and 2023, respectively, and $3.3 million primarily related to the debt issuance costs previously capitalized for the 2021 TLA Facility.
[9]	Loss on disposition of businesses relates to losses recorded in Investment income and other, net resulting from business dispositions. A tax expense was incurred from organizational changes executed to facilitate the disposition of our consumable surgical products business in fiscal 2019.

62

HILL-ROM HOLDINGS, INC. 130 East Randolph Street Suite 1000 Chicago, IL 60601

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The Board of Directors recommends you vote FOR the following:				Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐
1. Election of Directors
Nominees

01 William G. Dempsey 02 Gary L. Ellis 03 Stacy Enxing Seng 04 Mary Garrett 05 James R. Giertz
06 John P. Groetelaars 07 William H. Kucheman 08 Ronald A. Malone 09 Gregory J. Moore 10 Felicia F. Norwood
11 Nancy M. Schlichting

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.			For	Against	Abstain

2. To approve, by non-binding advisory vote, compensation of Hill-Rom Holdings, Inc.'s named executive officers.			☐	☐	☐

3. Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Hill-Rom Holdings, Inc. for fiscal year 2020.			☐	☐	☐

4. To approve an amendment to Hill-Rom Holdings, Inc.'s Employee Stock Purchase Plan to increase the number of shares reserved for issuance by an additional 1,000,000 shares.			☐	☐	☐

NOTE: Such other items of business as may properly be brought before the meeting and any postponement or adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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PROXY

This proxy is solicited by the Board of Directors

The undersigned hereby appoints William G. Dempsey and John P. Groetelaars, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hill-Rom Holdings, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Hill-Rom Holdings, Inc. to be held on February 25, 2020, and any postponement or adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders.

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Shareholder Meeting to Be Held on February 25, 2020

HILL-ROM HOLDINGS, INC.

Meeting Information

Meeting Type: Annual Meeting

For holders as of: January 02, 2020

Date: February 25, 2020               Time: 1:15 PM EST

Location:  Embassy Suites

Hilton Raleigh Durham Research Triangle

201 Harrison Oaks Boulevard

Cary, North Carolina 27513

HILL-ROM HOLDINGS, INC. 130 East Randolph Street Suite 1000 Chicago, IL 60601

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Voting items
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees

01 William G. Dempsey	02 Gary L. Ellis	03 Stacy Enxing Seng	04 Mary Garrett	05 James R. Giertz
06 John P. Groetelaars	07 William H. Kucheman	08 Ronald A. Malone	09 Gregory J. Moore	10 Felicia F. Norwood
11 Nancy M. Schlichting

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2.	To approve, by non-binding advisory vote, compensation of Hill-Rom Holdings, Inc.'s named executive officers.

3.	Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Hill-Rom Holdings, Inc. for fiscal year 2020.

4.	To approve an amendment to Hill-Rom Holdings, Inc.'s Employee Stock Purchase Plan to increase the number of shares reserved for issuance by an additional 1,000,000 shares.

NOTE: Such other items of business as may properly be brought before the meeting and any postponement or adjournment thereof.